Exhibit 2.1- Agreement and Plan of Merger.

AGREEMENT AND PLAN OF MERGER

       This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 4, 2003 by and among QUANTUM CORPORATION, a Delaware corporation (“Quantum”), QSL ACQUISITION CORPORATION, a Delaware corporation (“QSL”), SANLIGHT, INC., a Delaware corporation (the “Company”) and the stockholders of the Company whose names are subscribed at the close of this Agreement (the “Principal Stockholders”).

RECITALS

       WHEREAS, Quantum wishes to acquire the Company through a merger of QSL with and into the Company (the “Merger”) pursuant to the terms of this Agreement; and

       WHEREAS, the Principal Stockholders beneficially own thirty-nine and nine-tenths percent (39.9%) of the issued and outstanding shares of capital stock of the Company and wish to consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein.

       NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties do hereby agree as follows:

ARTICLE I THE MERGER

1.1

Merger; Effective Time of the Merger. Subject to the terms and conditions of this Agreement and as contemplated by the Agreement of Merger attached hereto as Exhibit A (the “Agreement of Merger”), QSL will be merged with and into the Company (the “Merger”) in accordance with the applicable provisions of the Delaware General Corporation Law (“DCL”).  The Agreement of Merger provides for, among other things, the manner of effecting the Merger.  The Agreement of Merger shall be executed by all requisite parties prior to the Effective Date of the Merger (as defined in this Section 1.1).Subject to the provisions of this Agreement, the Agreement of Merger shall be filed in accordance with the DCL on the Closing Date (as defined in Section 1.2).  The Merger shall become effective upon the filing (the date of such filing being hereinafter referred to as the “Effective Date of the Merger” and the time of such filing being hereinafter referred to as the “Effective Time of the Merger”) of the Agreement of Merger in the State of Delaware.

1.2

Closing. Subject to satisfaction or waiver of the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place on February 14, 2003 (the “Closing Date”), at the offices of Quantum, 501 Sycamore Drive, Milpitas, California 95035, unless a different date or place is agreed to in writing by the parties hereto.

1.3

Effects of the Merger. At the Effective Time of the Merger, (a) the separate existence of QSL shall cease and QSL shall be merged with and into the Company (QSL and the Company are sometimes referred to herein as the “Constituent Corporations,” and the Company after the Merger is sometimes referred to herein as the “Surviving Corporation”), (b) the Certificate of Incorporation of the Company in effect at the Effective Time shall be amended and restated as set forth on Exhibit A to the Agreement of Merger until amended in accordance with applicable law, (c) the Bylaws of QSL in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law, (d) the directors of the Surviving Corporation shall be Michael Lambert and Shawn Hall, (e) the officers of the Surviving Corporation shall be Michael Lambert (President and Chief Financial Officer) and Shawn Hall (Secretary) and (f) the Merger shall, from and after the Effective Time of the Merger, have all the effects provided by applicable law.

1.

1.4

Reorganization for Tax Purposes. The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is hereby adopted by the parties as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).  The parties hereto shall report the transaction for all tax purposes consistent with the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and none of the parties hereto shall take any action that would be reasonably expected to cause the Merger to fail to qualify as a reorganization.

1.5	Escrow.

(a)

Indemnity Escrow. Ten percent (10%) of the Merger Consideration (as defined herein) (the “Indemnity Escrow Consideration”) shall be held in escrow as collateral for the indemnification obligations of the Company’s stockholders pursuant to Article VI of this Agreement and the provisions of an escrow agreement in the form attached hereto as Exhibit B (“Indemnity Escrow Agreement”).   Each of the Company’s stockholder’s portion of the Indemnity Escrow Consideration shall be withheld on a pro rata basis from the shares of Quantum Common Stock to be received by such stockholder upon exchange of such stockholder’s shares of Company Capital Stock.

(b)

Incentive Escrow. Fourteen percent (14%) of the Merger Consideration (as defined herein) (the “Incentive Escrow Consideration”) shall be held in escrow as incentive for the Company’s stockholders to cause each of Alan Poston, Nick Burke, Chris Insinger and Ben Lin (collectively, the “Key Employees”) to satisfy the Relocation Condition pursuant to Section 1.8 of this Agreement and the provisions of an escrow agreement in the form attached hereto as Exhibit C (“Incentive Escrow Agreement”).  Each of the Company’s stockholder’s portion of the Incentive Escrow Consideration shall be withheld on a pro rata basis from the shares of Quantum Common Stock to be received by such stockholder upon exchange of such stockholder’s shares of Company Capital Stock (the “Pro Rata Incentive Escrow Consideration”).

1.6

Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or any shares of capital stock of QSL:

	(a)	Capital Stock of QSL. All issued and outstanding shares of capital stock of QSL shall be converted into 1,000 shares of common stock of the Surviving Corporation.

	(b)	Cancellation of Capital Stock of the Company.

(i)  All shares of capital stock of the Company that are owned directly or indirectly by the Company or by any entity controlled by the Company shall be canceled, and no capital stock of Quantum or other consideration shall be delivered in exchange therefor.

(ii)  Each holder of a certificate representing shares of Company Capital Stock after the Effective Time of the Merger shall cease to have any rights with respect to such shares, except the right to receive, in exchange for each such share, the Merger Consideration Per Share (as defined below), and any cash in lieu of fractional shares of Quantum Common Stock (without interest) upon surrender of such certificate, or to exercise such holder’s dissenters’ rights as provided in Section 1.6(e) hereof and the California General Corporation Law (“CCL”).

2.

(c)

Conversion of Capital Stock of the Company. Subject to Sections 1.6(d), 4.7 and 4.8 hereof, each share of Company Capital Stock (on an as-converted to common stock basis) outstanding immediately prior to the Effective Time of the Merger, except as otherwise provided in Section 1.6(b)(i) or with respect to shares as to which appraisal rights have been exercised, shall automatically be canceled, extinguished and converted, without any action on the part of the holder thereof, into the right to receive that number of shares of Quantum Common Stock determined by dividing (i) the quotient obtained by dividing (A) $8,500,000 by (B) the average closing prices of Quantum Common Stock during the thirty (30) trading day period ending two (2) trading days prior to Closing (as adjusted for any stock split, stock dividend and the like) (the “Merger Consideration”), by (ii) the aggregate number of shares of Company Capital Stock issued and outstanding (on an as-converted to common stock basis), and issuable upon exercise of all options outstanding, as of the Effective Time of the Merger (the “Merger Consideration Per Share”).  The average closing price of Quantum Common Stock, calculated as set forth above, is sometimes referred to herein as the “Transaction Price.”

(d)

Fractional Shares. No fractional shares of Quantum Common Stock shall be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Quantum Common Stock shall receive from Quantum an amount of cash equal to (i) the average closing prices of Quantum Common Stock during the thirty (30) trading day period ending two (2) trading days prior to Closing (as adjusted for any stock split, stock dividend and the like), multiplied by the fraction of the share of Quantum Common Stock to which such holder would otherwise be entitled.  The fractional share interests of each Company stockholder shall be aggregated, so that no Company stockholder shall receive cash in lieu of a fractional share in an amount greater than the value of one (1) full share of Quantum Common Stock.

3.

(e)

Dissenters’ Rights.  If, as of the Effective Time of the Merger, any holders of Company Common Stock have properly exercised and not forfeited dissenters’ rights in connection with the Merger under Chapter 13 of the CCL, shares of Company Common Stock owned by them (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration Per Share but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the CCL.  The Company shall give Quantum prompt written notice of any demand received by the Company to require the Company to purchase shares of Company Common Stock, and Quantum shall have the right to participate in all negotiations and proceedings with respect to such demand.  The Company agrees that, except with the prior written consent of Quantum, it will not make any payment with respect to, or settle or offer to settle, any such purchase demand.  Each holder of Dissenting Shares (a “Dissenting Stockholder”) who, pursuant to the provisions of the CCL, becomes entitled to payment of the value of shares of Company Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).  In the event of a legal obligation, after the Effective Time of the Merger, to deliver the Merger Consideration Per Share to any holder of shares of capital stock of the Company who shall have failed to make an effective purchase demand or shall have lost his status as a Dissenting Stockholder, Quantum shall issue and deliver, upon surrender by such Dissenting Stockholder of his certificate or certificates representing shares of capital stock of the Company, the Merger Consideration Per Share to which such Dissenting Stockholder is then entitled under this Section 1.6.

1.7

Stock Options. At or immediately prior to the Closing Date, each outstanding option to purchase any capital stock of the Company (a “Company Option”) shall be canceled, and each holder of any such vested option which is then exerciseable (after giving effect to any acceleration of vesting as a result of the Merger) shall be entitled to receive (a) the Merger Consideration Per Share for each share such holder could have purchased had such holder exercised such option in full immediately prior to the Closing Date, minus (b) that number of shares of Quantum Common Stock purchasable for the applicable aggregate exercise price of such option, based on the average closing prices of Quantum Common Stock during the thirty (30) trading day period ending two (2) trading days prior to Closing.  Schedule 2.2(b) hereto sets forth a true and complete list as of the date hereof of all holders of Company Options, including the number of shares of Company Common Stock subject to each option, a breakdown as between the vested and unvested portion of each option, the remaining vesting schedule in effect for each option (giving effect to any acceleration of vesting as a result of the Merger) and the exercise price per share of each option.  On the Closing Date, the Company shall deliver to Quantum an updated Schedule 2.2(b) hereto current as of the Closing Date.

1.8		Incentive Escrow.

(a)

Except as set forth herein, the Incentive Escrow Consideration shall be held in escrow for a period of three (3) months after the Closing (the “Incentive Escrow Period”) as incentive for the Company’s stockholders to cause each of the Key Employees to satisfy the Relocation Condition as set forth below (the “Incentive Escrow”).  For purposes of this Agreement, “Relocation Condition” shall mean, and shall only be satisfied if each of the Key Employees shall have relocated his primary residence to the greater Orange County or Los Angeles areas by (i) entering into a residential lease with a term of at least six (6) months, or (ii) entering escrow on the purchase of a residential property, on or before the expiration of the Incentive Escrow Period.  In the event that any of the Key Employees fails to satisfy the Relocation Condition, a portion of each of the Company’s stockholder’s Pro Rata Incentive Escrow Consideration shall be forfeited and returned to Quantum, upon the expiration of the Incentive Escrow Period, by the escrow agent in accordance with the terms of the Incentive Escrow Agreement, in an amount equal to each such stockholder’s Pro Rata Incentive Escrow Consideration multiplied by the quotient obtained by dividing (A) the number of Key Employees who failed to satisfy the Relocation Condition by (B) the total number of Key Employees (the “Incentive Escrow Claim Amount”); provided, however, that if any Key Employee fails to satisfy the Relocation Condition, but such Relocation Condition is satisfied by another person who is (1) at least equivalent to such Key Employee in education, training, knowledge and experience and (2) acceptable to Quantum, in its reasonable discretion, then no such Incentive Escrow Claim Amount shall be forfeited for such Key Employee who failed to satisfy the Relocation Condition.  Upon the expiration of the Incentive Escrow Period, each of the Company’s stockholders shall be entitled to receive the difference between such stockholder’s Pro Rata Incentive Escrow Consideration and the Incentive Escrow Claim Amount, if any.  During the Incentive Escrow Period, each of the Company’s stockholders shall have the right to direct the voting of the shares of Quantum Common Stock represented by such stockholder’s Pro Rata Incentive Escrow Consideration and held in the Incentive Escrow account.

4.

(b)

For purposes of this Agreement and the Incentive Escrow Agreement, the Company’s stockholders, without any further action on the part of any stockholder, hereby consent to the appointment of Mark Kaleem as the representative and attorney-in-fact for and on behalf of the Company’s stockholders with respect to the Incentive Escrow (the “Incentive Escrow Stockholder Representative”), and to the taking by the Incentive Escrow Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement or the Incentive Escrow Agreement.  The rights, duties and obligations of the Incentive Escrow Stockholder Representative are set forth in the Incentive Escrow Agreement.

1.9		Exchange of Certificates.

(a)

Subject to Section 1.5 hereof, as of the Effective Time of the Merger, Quantum shall enter into an agreement with such bank or trust company as may be designated by Quantum (the “Exchange Agent”), which shall provide that Quantum shall deposit with the Exchange Agent within two (2) business days after the Effective Time of the Merger, for the benefit of the holders of shares of the Company Capital Stock, for exchange in accordance with this Article I, through the Exchange Agent, certificates representing the shares of Quantum Common Stock (such shares of Quantum Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time of the Merger, and any cash payable in lieu of any fractional shares of Quantum Common Stock, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 1.6 in exchange for outstanding shares of the Company Capital Stock.

(b)

As soon as reasonably practicable after the Effective Time of the Merger, and in any event within five (5) business days after the Effective Date of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of the Company Capital Stock (the “Certificates”) whose shares were converted into the right to receive the Merger Consideration Per Share pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Quantum and the Company may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration Per Share.  Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall promptly receive in exchange therefor a certificate representing that number of whole shares of Quantum Common Stock which such holder has the right to receive pursuant to the provisions of this Article I, certain dividends or other distributions in accordance with Section 1.9(c), and cash in lieu of any fractional share of Quantum Common Stock in accordance with Section 1.6(d), and the Certificate so surrendered shall forthwith be canceled.  If a transfer of ownership of the Company Common Stock has not been registered in the transfer records of the Company, a certificate representing the proper number of shares of Quantum Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of Quantum Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Quantum that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 1.9(b), each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the Merger Consideration Per Share and any cash in lieu of fractional shares of Quantum Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 1.9.

5.
(c)

No dividends or other distributions with respect to shares of Quantum Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Quantum Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.6(d), and all such dividends, other distributions and cash in lieu of fractional shares of Quantum Common Stock shall be paid by Quantum to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article I.  Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Quantum Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Quantum Common Stock, and the amount of any cash payable in lieu of a fractional share of Quantum Common Stock to which such holder is entitled pursuant to Section 1.6(d) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Quantum Common Stock.

(d)

All shares of Quantum Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article I (including any cash in lieu of fractional shares paid pursuant to this Article I) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Capital Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of the Company Capital Stock which were outstanding immediately prior to the Effective Time of the Merger.  If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article I, except as otherwise provided by law.

6.

(e)

The Exchange Agent shall invest any cash in the Exchange Fund, in an insured money market account, on a daily basis.  Any interest and other income resulting from such investments shall be paid to Quantum.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six (6) months after the Effective Time of the Merger shall be delivered to Quantum, upon demand, and any holders of the Certificates who have not theretofore complied with this Article I shall thereafter look only to Quantum for payment of their claim for Merger Consideration Per Share, any dividends or distributions with respect to Quantum Common Stock and any cash in lieu of fractional shares of Quantum Common Stock.  None of Quantum, QSL, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Quantum Common Stock, any dividends or distributions with respect thereto, or any cash in lieu of fractional shares of Quantum Common Stock, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article I would otherwise escheat to or become the property of any Governmental Entity (defined in Section 2.4(c) below), any such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f)

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Quantum, the posting by such person of a bond in such reasonable amount as Quantum may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration Per Share with respect thereto and, if applicable, any unpaid dividends and distributions on shares of Quantum Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS

      Except as set forth in the schedules attached hereto and made a part hereof (the “Company Schedules”) (any information disclosed in the Company Schedules under any section number shall be deemed to be disclosed and incorporated into any other section number under where it is reasonably apparent to a reasonable person from the face of such disclosure that such incorporation would be appropriate), the Company and each of the Principal Stockholders represents and warrants to Quantum and QSL that the representations and warranties set forth below are true and correct as of the date hereof and shall be true and correct as of the Closing.   As used in this Agreement, (a) “Company Business Condition” shall refer to the Company’s financial condition, business, property, results of operations and assets (on a consolidated basis) as presently conducted and as currently proposed to be conducted by Company; and (b) “Company Material Adverse Effect” shall mean a material adverse effect on the Company Business Condition; provided, however, that a “Company Material Adverse Effect” shall not include any change, effect, event, occurrence, condition or development or state of facts: (x) relating to the U.S. or world economy in general, or (y) relating to the storage systems and software market generally.

7.

2.1

Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted or as currently proposed to be conducted.  The Company is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a Company Material Adverse Effect.  The Company has delivered to Quantum complete, up to date, and correct copies of its Certificate of Incorporation and Bylaws, and has delivered complete and accurate copies of the minutes of all Board of Directors, Board committee and stockholders’ meetings (including, in each case, any written resolutions in lieu thereof), and complete and accurate copies of the stock books of the Company, which correctly set forth the record ownership of all outstanding shares of Company Capital Stock.  No actions have been taken by the Board of Directors of the Company, any committee of such Board or the stockholders of the Company which are not reflected in such minutes and the Company is in full compliance with such resolutions.  To the Company’s knowledge, after due inquiry, no holder of any security of the Company owns or possesses any rights or other assets that would or could reasonably be expected to be material to the operation of the business of the Company as currently conducted or as currently proposed to be conducted, except for shares of stock held in public corporations.  Schedule 2.1 sets forth a true and complete list of all states and foreign countries where the Company is qualified to do business or is doing business.

2.2		Capital Structure.

(a)

The authorized capital stock of the Company consists of 18,000,000 shares of Company Common Stock, par value $0.001 per share, and 4,750,000 shares of Company Preferred Stock, par value $0.001 per share.  As of the date of this Agreement, there were issued and outstanding 5,835,517 shares of the Company Common Stock and 4,687,928 shares of Company Series A Preferred Stock.  As of the date of this Agreement, there were an aggregate of 2,143,500 shares of Company Common Stock reserved for issuance upon the exercise of outstanding options (vested or unvested) to purchase shares of Company Common Stock.  All options of the Company were issued under the SANlight, Inc. 2001 Stock Plan.

(b)

All outstanding shares of the Company capital stock are, and any shares of Company capital stock issued upon exercise of any Company Option will be, duly authorized, validly issued, fully paid and nonassessable, to the Company’s knowledge, free of any lien or encumbrance, and not subject to preemptive rights created by the Company’s Certificate of Incorporation or Bylaws or any agreement to which the Company is a party or by which the Company may be bound or by any preemptive rights created by statute.  All outstanding Company securities (including Company Options) have been issued in compliance in all respects with applicable federal, state and foreign securities laws.  Except as set forth in Schedule 2.2(b), there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which the Company is a party or by which the Company may be bound that do or may obligate the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company capital stock or that do or may obligate the Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.

8.

(c)

Schedule 2.2(c) contains a complete and accurate list of, and the number of shares owned of record by, the holders of outstanding Company capital stock and their state or country of residence.  There are no outstanding shares of the Company capital stock or any other equity securities or rights to purchase equity securities of the Company, other than shares of the Company Common Stock, Company Preferred Stock and Company Options as described on Schedule 2.2(c).  Except for issued Company Common Stock and Company Preferred Stock, and as described in Schedule 2.2(c), no person (including, but not limited to, former stockholders in the Company and former partners of the stockholders with respect to other entities) has any valid claim to an equity interest in the Company.  Each share of the Company Preferred Stock converts into 1.01193072920423 shares of Company Common Stock, and all of the holders of the Company Preferred Stock have waived their rights to any liquidation preferences and the like set forth in the Company’s Certificate of Incorporation or otherwise.

(d)

All of the Company’s incentive stock options under Section 422 of the Code have been issued in compliance with all laws, rules and regulations necessary to preserve such incentive stock option treatment.  Except as set forth in Schedule 2.2(d), none of the issued and outstanding shares of Company capital stock is subject to repurchase or redemption.  All Company Options have been issued in accordance with the Company’s stock option plan and all federal, state and foreign securities laws, including pursuant to valid State of California permits or exemptions therefrom.  The Company stock option plan and all amendments thereto have been approved by all requisite Company stockholder action.  The Company does not have in effect any stock appreciation rights plan or phantom stock plan, and no stock appreciation rights or phantom shares are currently outstanding.  Except as set forth in Schedule 2.2(d), none of the Company plans under which Company Options or shares of Company Common Stock were issued, and no contract, commitment, agreement or instrument of any character to which Company is a party to or by which Company is bound relating to any Company Options or relating to any unvested shares of Company Common Stock requires or otherwise provides for any accelerated vesting or exercisability of the Company Options or any accelerated vesting of any shares of Company Common Stock in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company or with Quantum at the Closing Date of the Merger or any time following the Merger or otherwise.

(e)

Except for any restrictions imposed by applicable state and federal securities laws or as otherwise set forth in Schedule 2.2(d) or Schedule 2.2(e), there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of the Company capital stock.

(f)

The Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, after due inquiry, there is no agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company.

9.

2.3		Subsidiaries. The Company does not own or control, directly or indirectly, any corporation, partnership, business, trust or other entity and is not committed to make an investment in any such entity.

2.4		Authority

(a)

The Company has all requisite corporate power and authority to enter into this Agreement, the Indemnity Escrow Agreement, the Incentive Escrow Agreement, the Non-Competition Agreements (except as such Non-Competition Agreements may be subject to equitable defenses and public policy considerations) and the Agreement of Merger (the “Company Agreements”) and subject to approval of this Agreement and the Agreement of Merger by the stockholders of the Company, to execute, deliver and perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of the Company Agreements, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including approval by its Board of Directors and stockholders.  The Company Agreements, the Stockholder Agreements between Quantum and each of the stockholders of the Company (the “Stockholder Agreements,” attached hereto as Exhibit D), the Affiliates’ Agreements, Market Stand-Off Agreements and Stockholder Representation Letters entered into by the stockholders of the Company in connection with this Agreement, and the Employment Offer Letters (the Company Agreements, Stockholder Agreements, Affiliates’ Agreements, Market Stand-Off Agreements, Stockholder Representation Letters and Employment Offer Letters collectively, the “Transaction Agreements”) are legal, valid and binding obligations of the Company or such stockholders (as applicable) enforceable against the Company and such stockholders (as applicable) in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

(b)

Except as set forth on Schedule 2.4(b), the execution and delivery of the Transaction Agreements do not and the performance and consummation of the transactions contemplated thereby will not, conflict with or result in any conflict with, breach or violation of any statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to the Company, or its properties or assets of which the Company is aware, or conflict with or result in any conflict with, breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or the loss of a benefit under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to (i) any provision of the Certificate of Incorporation or Bylaws of the Company or (ii) any material agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, judgment order, franchise or license to which the Company is a party or by which the Company or any of its property or assets may be bound or affected.

(c)

No consent, approval, order or authorization of, or registration, declaration of, or qualification or notice to or filing with, any court, administrative agency, commission, regulatory authority or other governmental or administrative body or instrumentality, whether domestic or foreign (a “Governmental Entity”), or any other person or entity is required by or with respect to the Company or any of its stockholders in connection with the execution and delivery of the Transaction Agreements by the Company or the stockholders party thereto or the consummation by the Company or the stockholders party thereto of the transactions contemplated thereby, except for (i) the filing of the Agreement of Merger with the Delaware Secretary of State, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (ii) such other consents, approvals, authorizations, registrations, qualifications, notices or filings as may be required under federal or state securities laws in connection with the Merger and with respect to the issuance of Quantum Common Stock pursuant to this Agreement.

10.

2.5

Financial Statements. The Company has furnished to Quantum a complete and accurate copy of its unaudited balance sheets as of December 31, 2000, 2001 and 2002, and its unaudited statements of cash receipts and disbursements for the period from inception to December 31, 2002 (collectively, the “Company Financial Statements”).  The balance sheets included in the Company Financial Statements fairly present the financial position of the Company as and at the dates thereof, and the statements of cash receipts and disbursements included in the Company Financial Statements constitute a true and accurate presentation of such receipts and disbursements of the Company for the periods indicated, in each case consistent with the books and records of the Company.  None of the Company Financial Statements includes accruals, audit adjustments and the like that would be required for a fair presentation under United States generally accepted accounting principles (“GAAP”).

2.6

Absence of Undisclosed Liabilities. Except as set forth in the balance sheet as of December 31, 2002 (the “Balance Sheet”), the Company has no obligation or liability of any nature (whether matured or unmatured, accrued, absolute, unliquidated, contingent or otherwise, whether or not known to the Company, whether due or to become due, regardless of when asserted, and whether or not required to be reflected in financial statements prepared in accordance with GAAP) except accounts payable or accrued salaries that have been incurred since December 31, 2002 (the “Balance Sheet Date”) in the ordinary course of business and consistent with past practice and which individually do not exceed $5,000 and in the aggregate do not exceed $10,000.

2.7		Payables; Receivables.

	(a)	All accounts payable or notes payable have arisen in the ordinary course of business. There is no account payable or note payable by the Company to any third party that is delinquent in its payment.

(b)

All accounts receivable and notes receivable of the Company (collectively “Accounts”) have arisen in the ordinary course of business and, to the Company’s knowledge, after due inquiry, represent valid and binding obligations of customers and are not subject to any contingent or asserted claims, counterclaims, refusals to pay, rights of return, or other rights of set-off against any thereof.  Except as set forth on Schedule 2.7(b), there are no rights of return available to any third party covering a Company Product.  The Company holds no deposits from customers and has received no prepaid service contract revenue or other prepaid revenue.  All Accounts are current and, to the Company’s knowledge, after due inquiry, will be collected in full when due (net of an allowance for doubtful Accounts not to exceed $10,000 in the aggregate).  All Accounts are owned by the Company free and clear of any lien or encumbrance and, except as set forth in Schedule 2.7(b), no account debtor is delinquent by more than fifteen (15) days.  Schedule 2.7(b) sets forth an accurate and complete breakdown and aging of all Accounts as of December 31, 2002.

11.

	(c)	All of the Company’s general ledgers, books and records are complete and accurate, reflect actual transactions, and are located at the Company’s principal place of business.

2.8

Compliance with Laws. Except as set forth in Schedule 2.8, the Company is in compliance and has conducted its business and operations so as to comply in all material respects with all laws (including all environmental laws), ordinances, rules and regulations, judgments, decrees or orders of any Governmental Entity.  There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against or pending against the Company or any of its properties or businesses, and, to the Company’s knowledge none are threatened.  The Company has not received any governmental notice from any Governmental Entity for any violation of any applicable laws or regulations.  The Company has all valid and current material permits, licenses, consents, orders, authorizations, registrations, approvals and other instruments (each of which is in full force and effect), and the Company has made all material filings and registrations and the like necessary or required by law, regulation, court order or decree to conduct its business or own or operate is properties and assets.

2.9

No Defaults. The Company is not, and it has not received notice that it is or would be with the passage of time, (a) in violation of any provision of its current Certificate of Incorporation or Bylaws or (b) in default or violation of any term, condition or provision of (i) any judgment, decree, order, injunction or stipulation applicable to the Company, or (ii) any material agreement, note, mortgage, indenture, contract, lease, instrument, permit, concession, franchise or license, or any law, statute, rule or regulation, to which the Company is a party or by which the Company or its properties or assets may be bound.

2.10

Litigation. Except as set forth in Schedule 2.10, there is no action, suit, proceeding, claim, arbitration or investigation pending against the Company or any of its properties or assets or, to the Company’s knowledge, after due inquiry, any of its officers or directors for which the Company could be liable, nor, to the Company’s knowledge, after due inquiry, is any threatened.  There is no action, suit, proceeding or investigation by the Company currently pending or threatened or which it intends to initiate.

2.11

Conduct in the Ordinary Course. Except as set forth in Schedule 2.11, since the Balance Sheet Date, the Company has conducted its business in the ordinary course consistent with past practice and there has not occurred:

	(a)	Any change, event or condition which has had or, to the Company’s knowledge, after due inquiry, could reasonably be expected to have a Company Material Adverse Effect;
12.

	(b)	Any amendments or changes in the Certificate of Incorporation or Bylaws of the Company;

	(c)	Any material loss, damage or destruction to or interruption in the use of any of the Company’s assets and properties;

(d)

Any issuance, redemption, repurchase or other acquisition of shares of Company capital stock (other than issuances pursuant to exercise of the Company Options or repurchases of Company Common Stock at cost from employees or consultants in accordance with the terms of the documents providing for the right to repurchase those shares in connection with their termination of service), or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Company capital stock; or any authorization of any of the foregoing;

(e)

Any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its service providers or changes pursuant to employment agreements currently in effect or changes in position, except those permissible pursuant to Section 4.1(n) below;

(f)

Any increase in or modification of any compensation, bonus, pension, insurance or other employee benefit plan, payment or arrangement (including, without limitation, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its service providers;

(g)

Any sale of the property or assets of the Company individually in excess of $25,000 or in the aggregate in excess of $50,000 other than inventory sales in the ordinary course of business consistent with past practice;

(h)

Any alteration in any terms of any outstanding security of the Company, except as expressly contemplated in this Agreement and the Agreement of Merger with respect to the Company Options; or any grant or issuance of (i) any option, call, warrant or right to acquire any Company capital stock or (ii) any instrument convertible into or exchangeable for any Company capital stock that is not set forth on Schedules 2.2(b) or 2.2(c).

(i)

Any (A) incurrence, assumption or guarantee by the Company of any debt for borrowed money; (B) waiver or compromise by it of a valuable right or of a debt owed to it; (C) satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by it except that which is in the ordinary course of the Company’s business as consistent with past practice and which is not material to the Company Business Condition; (D) issuance or sale of any securities convertible into or exchangeable for debt securities of the Company; or (E) issuance or sale of options or other rights to acquire from the Company, directly or indirectly, debt securities of the Company or any securities convertible into or exchangeable for any such debt securities;

(j)

Any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any of its assets or properties (other than liens or encumbrances arising under existing lease financing arrangements, purchase money security interests arising in the ordinary course of the Company’s business and liens for Taxes not yet due and payable);

13.

(k)

Any making of any loan, advance or capital contribution to, or investment in, any person other than advances to employees in the ordinary course of business of the Company and extensions of trade credit in connection with the sale of inventory in the ordinary course of business and consistent with past practice and not exceeding the value of such inventory;

(l)

Any entry into, amendment of, relinquishment, termination or nonrenewal by the Company of any material contract, lease, commitment or other right or obligation other than in the ordinary course of business consistent with past practice;

(m)

Any transfer or grant of a right under the Company Intellectual Property (as defined in Section 2.16) other than those transferred or granted in the ordinary course of business consistent with past practice;

(n)

Any labor dispute, other than routine individual grievances, or, to the Company’s knowledge, after due inquiry, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company;

(o)

Any resignation or termination of employment of any of its employees; and the Company has not been notified by any employee of the impending resignation or termination of employment of any such, or any other, employee as of the date hereof;

	(p)	Any change to the methods of accounting or accounting practice of, or any material Tax election by, the Company;

	(q)	Any capital expenditures which would exceed $10,000 individually or $50,000 in the aggregate; or

(r)

Any agreement or arrangement made by the Company to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 2.11 untrue or incorrect as of the date when made.

2.12

Certain Agreements. Except as set forth in Schedule 2.12, neither the execution and delivery of the Transaction Agreements nor the consummation of the transactions contemplated hereby or thereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee or service provider of the Company under any Plan (as defined in Section 2.13 below) or otherwise, (b) materially increase any benefits otherwise payable under any Plan, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

14.

2.13		Employee Plans.

(a)

All plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) maintained by or on behalf of the Company, any subsidiary or any trade or business which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, that provide deferred or incentive compensation, stock options or other stock purchase rights, severance or termination pay, medical, dental, life, disability or accident benefits (whether or not insured), collective bargaining agreements, benefits described in Sections 125 or 129 of the Internal Revenue Code (as amended, the “Code”) or pension, profit sharing or retirement benefits to, or for the benefit of, any active, former or retired service provider of the Company or their spouses or dependents are set forth in Schedule 2.13 (collectively, the “Plans”).  Any Plan intended to be qualified under Section 401(a) of the Code has either obtained a favorable determination, opinion, notification or advisory letter as to its qualified status from the Internal Revenue Service (“IRS”) or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination.

(b)

The Company has furnished or made available to Quantum copies of the Plans and related material Plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and to the extent still in its possession any material employee communications relating thereto) and copies of the most recent IRS determination, opinion, notification or advisory letters and Forms 5500 (for the last three (3) years) with respect to any such Plan.  To the Company’s knowledge, after due inquiry, nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Plan subject to Section 401(a) of the Code.

(c)

No Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 412 of the Code.  Neither the Company nor any subsidiary or ERISA Affiliate is party to, or has made any contribution to or otherwise incurred any obligation under any “multiemployer plan” as defined in Section 3(37) of ERISA.  None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person.  Neither the Company nor, to the Company’s knowledge, after due inquiry, any officer or director of the Company or trustee or administrator of the Company Plan is subject to any material liability or penalty under Sections 4975 through 4980 of the Code or Title I of ERISA in connection with any Plan.  There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code.  Each Plan has been maintained and administered in all respects in compliance with its terms and with the requirements prescribed by all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan, except to the extent noncompliance would not have a material and adverse effect on Quantum, the Company or an ERISA Affiliate of any of them.  With respect to each Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed), and the Company has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Plan except for those instances where the failure to so file, distribute or post would not, either individually or in the aggregate, result in a Company Material Adverse Effect.  No suit, administrative proceeding, action or other litigation has been brought, or to the Company’s knowledge, after due inquiry, is threatened, against or with respect to any such Plan, including any audit or inquiry by the IRS or United States Department of Labor.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been made or accrued.

15.

(d)

The Company has complied with (i) the applicable health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder (including proposed regulations), (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability And Accountability Act of 1996, and the regulations thereunder (including proposed regulations) applicable to its employees, except as would not result in a material and adverse effect on Quantum, the Company or an ERISA Affiliate of either of them.

(e)

Neither the consummation of the transactions contemplated by this Agreement nor the termination of any individual’s service in connection with the Merger will (i) entitle any current or former employee or other service provider of the Company, any subsidiary or any other ERISA Affiliate to severance benefits, tax gross-up payments, or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.   There is no agreement, plan, arrangement or other contract covering any current or former employee or other service provider of the Company, any subsidiary or other ERISA Affiliate that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly (including, without limitation, upon the Merger or the subsequent termination of service) to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or the payment of any tax gross-up relating to any excise tax imposed under Section 280G of the Code.

(f)

There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Plan which would materially increase the expense of maintaining such Plan above the per capita level of expense incurred with respect to that Plan for the most recent fiscal year included in the Company Financial Statements.

(g)

Schedule 2.13(g) lists each person who the Company reasonably believes is, with respect to Company, any subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the date hereof.  The Company shall periodically deliver to Quantum an updated Schedule 2.13(g) hereto in accordance with its covenant under Section 4.11 of this Agreement.

(h)

With respect to each of the Company’s stockholders and each person set forth on Schedule 2.13(g) who has acquired unvested shares of Company Common Stock, a timely filed election under Section 83(b) of the Code has been filed with the appropriate Internal Revenue Service Center so that the Company is under no further obligation to collect withholding taxes as those shares subsequently vest or the Company is properly collecting withholding taxes.  With respect to each other employee, Board member or other service provider who has acquired unvested shares of Company Common Stock, to the knowledge of the Company, a timely filed election under Section 83(b) of the Code has been filed with the appropriate Internal Revenue Service Center so that the Company is under no further obligation to collect withholding taxes as those shares subsequently vest or the Company is properly collecting withholding taxes.

16.

2.14		Major Contracts. Except as set forth in Schedule 2.14, the Company is not party to or subject to:

	(a)	Any union contract or any employment or consulting contract or arrangement other than stock option or stock purchase agreements or proprietary information and invention assignment agreements;

(b)

Any original equipment manufacturer agreement, distribution agreement, volume or quantity purchase agreement or other similar agreement, or joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits with other persons or provides for payments of more than $10,000 per annum;

	(c)	Any lease for real or personal property resulting in aggregate payments in any one year exceeding $10,000;

(d)

Any outstanding instrument evidencing or related in any way to outstanding indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, leasehold obligations or otherwise;

	(e)	Any license agreement, either as licensor or licensee, resulting in aggregate payments exceeding $10,000;

	(f)	Any contract containing covenants purporting to limit the freedom of the Company to compete in any line of business in any geographic area or use any of the Company’s assets or properties;

	(g)	Any agreement of indemnification, except indemnification provided in the ordinary course of business for officers and directors pursuant to state law;

	(h)	Any agreement, contract or commitment relating to capital expenditures in excess of $10,000 individually and $50,000 in the aggregate;

(i)

Any agreement, contract or commitment relating to the disposition or acquisition by the Company of (i) any assets in excess of $10,000 individually and $50,000 in the aggregate (other than inventory) or (ii) any Company Intellectual Property;

(j)

Any agreement providing for minimum payment or resale obligations, ongoing support or research and development obligations, or warranty obligations on the part of the Company, except for standard warranties entered into the ordinary course of business;

17.

	(k)	Any agreement for the provision of products or securities to any Governmental Entity, except customer agreements entered into in the ordinary course of business;

	(l)	Any agreement requiring a commitment of the Company resources or personnel to market, distribute or license products or technology, whether on a best-efforts basis or otherwise;

	(m)	Any other agreement, contract, letter of intent, memorandum of understanding or commitment which is material to the Company Business Condition (other than the Transaction Agreements);

	(n)	Any service contracts for products, products under contracts, and contracts relating to deferred revenues that are material to the Company Business Condition; or

	(o)	Any sole or limited source supplier agreements (written or oral).

The Company has delivered complete and accurate copies of each contract listed on Schedule 2.14 to Quantum.  Except as listed on Schedule 2.14, each agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license and commitment to which the Company is a party or by which it is bound as set forth in Schedule 2.14 (or required to be set forth in Schedule 2.14) (i) is valid and binding on the Company, (ii) is in full force and effect and is enforceable in accordance with its terms (subject to laws of general application relating to bankruptcy, insolvency and relief of debtor and rules governing the amount of equitable remedies) and (iii) no material provision thereof has been breached by the Company or, to the Company’s knowledge, any other party thereto.  To the Company’s knowledge, no party to any such contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.  The Company has performed all obligations in all material respects required to be performed by it under each contract, obligation, commitment, agreement, undertaking, arrangement or lease referred to in Schedule 2.14, and it is not in material default, breach or violation thereunder, or under any other agreements, and is not aware of any facts from which it should reasonably conclude that it will not be able to perform all obligations required to be performed by it subsequent to the date hereof under each such agreement.

2.15		Taxes.

(a)

The Company and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which the Company is or has been a member, have properly completed and timely filed all material Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due other than any Taxes for which adequate reserves have been reflected in the Company Financial Statements.  The Company has provided adequate accruals in its Company Financial Statements for any material Taxes that have not been paid, whether or not shown as being due on any Tax Returns.  All Tax Returns filed by the Company were complete and correct in all respects.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Returns.  The Initial Tax Returns proposed to be filed by the Company, and the accounting methods proposed to be used therein, accurately reflect the facts regarding the business, assets, operations, activities, status and other matters of the Company and any other information proposed to be shown thereon.  The Company has no material liability for unpaid Taxes accruing after the date of its latest Company Financial Statements except for Taxes incurred in the ordinary course subsequent to such date.  There is (i) no material claim for Taxes that is a lien against the property of the Company or is being asserted against the Company other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of the Company being conducted by a Tax Authority and (iii) no extension of the statute of limitations on the assessment of any Taxes granted by the Company and currently in effect.  The Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.  The Company has not filed nor will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to the Company.  The Company is not a party to any Tax sharing or Tax allocation agreement nor does the Company have any liability or potential liability to another party under any such agreement.  The Company has not filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.  The Company has never been a member of a consolidated, combined or unitary group of which the Company was not the ultimate parent corporation.

18.

(b)

For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person.  As used herein, “Tax Return” shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

2.16		Intellectual Property.

	(a)	The “Company Intellectual Property” consists of the following:

(i)  all patents, trademarks, trade names, service marks, mask works, domain names, copyrights and any renewal rights, applications and registrations for any of the foregoing, and all trade dress, net lists, schematics, technology, manufacturing processes, supplier lists, trade secrets, know-how, moral rights, computer software programs or applications (in both source and object code form);

19.

(ii) all goodwill associated with trademarks, trade names service marks and trade dress;

(iii) all software and firmware listings, and updated software source code, and complete system build software and instructions related to all software described herein;

(iv) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein;

(v) all other tangible or intangible proprietary information and materials; and

(vi)  all license and other rights held by Company in any third party product, intellectual property, proprietary or personal rights, documentation, or tangible or intangible property, including without limitation the types of intellectual property and tangible and intangible proprietary information described in (i) through (v) above;

that are being, and/or have been, used, or are currently under development for use, in the business of Company as it has been, is currently or is currently anticipated to be, conducted.  The Company Intellectual Property described in clauses (i) to (v) above is owned by the Company and referred to herein as “Company Owned Intellectual Property” and the Company Intellectual Property described in clause (vi) above is referred to herein as “Company Licensed Intellectual Property.”  Unless otherwise noted, all references to “Company Intellectual Property” shall refer to both Company Owned Intellectual Property and Company Licensed Intellectual Property.  For purposes of this Section 2.16, “Integrated Company Intellectual Property” shall mean any and all software, products or other items of Company Intellectual Property that were developed using (or in any way incorporate, link to or are combined or distributed with) any “freeware,” “shareware” or “open source” software and firmware.

(b)

Schedule 2.16 lists: (i) all patents, registered copyrights, mask works, trademarks, service marks, trade dress, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing, that are included in the Company Owned Intellectual Property; (ii) all hardware products and tools, software products and tools, and services that are currently published, offered, or under development by the Company; (iii) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any other person is authorized to have access to or use the Company Owned Intellectual Property or exercise any other right with regard thereto (except standard form, unmodified end user license agreements for the Company’s commercially distributed products, entered into between Company and the end users of Company products); (iv) all Company Licensed Intellectual Property (other than license agreements for standard “shrink wrapped,” off the shelf, commercially available, third party products used by the Company but including any software tools or “open source” licenses); and (v) any obligations of exclusivity, noncompetition, nonsolicitation, right of first refusal or first negotiation to which Company is subject.

20.

(c)

The Company Intellectual Property consists solely of items and rights that (A) are either: (i) owned by Company, (ii) in the public domain, or (iii) rightfully used and authorized for use by Company and its successors pursuant to a valid license or other agreement, and (B) are being, and/or have been, used, or are currently under development for use, in the business of Company as it has been, is currently or is currently anticipated to be, conducted.  The Company has all rights in the Company Intellectual Property reasonably necessary to carry out the Company’s current activities, and to carry out the Company’s anticipated future activities as described on Schedule 2.16, and has or had all rights in the Company Intellectual Property reasonably necessary to carry out the Company’s former activities, including without limitation, rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign, and sell the Company Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

(d)

The Company is not, nor as a result of the execution or delivery of this Agreement, or performance of the Company’s obligations hereunder, will Company be, in violation of any license, sublicense or other agreement relating to the Company Intellectual Property to which Company is a party or otherwise bound.  Except pursuant to the terms of the agreements listed in the Schedule 2.16, the Company is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Company or its successors in the Company Intellectual Property.

(e)

The use, reproduction, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Owned Intellectual Property (including, without limitation, the right to create derivative works) or any other authorized exercise of rights in or to the Company Owned Intellectual Property by Company or its licensees does not and will not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person.  No claims (i) challenging the validity, effectiveness, or ownership by Company of any of the Company Owned Intellectual Property, or (ii) to the effect that the use, reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Owned Intellectual Property by Company (including, without limitation, the right to create derivative works) or its licensees infringes, or will infringe on, any intellectual property or other proprietary or personal right of any person, have been asserted or, to the knowledge of Company, are threatened by any person nor are there any valid grounds for any bona fide claim of any such kind.  All granted or issued patents and mask works and all registered trademarks listed in Schedule 2.16 and all copyright registrations held by Company are valid, enforceable and subsisting.  To the knowledge of Company, there is no unauthorized use, infringement or misappropriation of any of the Company Owned Intellectual Property by any third party, employee or former employee.

(f)

No parties other than Company possess any current or contingent rights to any source code that is part of the Company Owned Intellectual Property (including, without limitation, through any escrow account).  No portion of Integrated Company Intellectual Property that does not constitute the original (nor those Company modifications made specifically to the original) “freeware,” “shareware” and/or “open source” software and firmware incorporated therein or otherwise linked thereto or combined or distributed therewith (such resulting portions of the Integrated Company Intellectual Property referred to as the “Proprietary Portions”) is or will be subject to any of the obligations, restrictions or covenants of the license agreements covering such “freeware,” “shareware” and/or “open source” software and firmware.  In addition, no intellectual property rights or source code to any of the Proprietary Portions are required (under any agreement to which Company may be bound) to be licensed or disclosed to any licensee, assignee or purchaser of any of the Integrated Company Intellectual Property or portions thereof (including, without limitation, any license to the Company’s (or its successor’s or assignee’s) patents or patent applications, any license to modifications and derivative works of any of the Proprietary Portions, and any license to allow such licensees and/or purchasers to modify and/or create derivative works of any of the Proprietary Portions).

21.

(g)

Schedule 2.16 lists all parties who have created any material portion of, or otherwise have any rights in or to, the Company Owned Intellectual Property other than employees of Company whose work product was created by them entirely within the scope of their employment by Company and constitutes works made for hire owned by Company.  The Company has secured from all parties who have created any material portion of, or otherwise have any rights in or to, the Company Owned Intellectual Property valid and enforceable written assignments or licenses of any such work or other rights to Company and has provided true and complete copies of such assignments or licenses to Quantum.

(h)

Schedule 2.16 includes a true and complete list of support and maintenance agreements relating to Company Owned Intellectual Property or to which the Company is a party as to Company Licensed Intellectual Property including the identity of the parties and the respective dates of such agreements and remedies for their breach.

(i)

The Company has obtained legally binding written agreements from all employees and third parties with whom the Company has shared confidential proprietary information (i) of the Company, or (ii) received from others which the Company is obligated to treat as confidential, which agreements require such employees and third parties to keep such information confidential.  The Company has delivered to Quantum copies of all such agreements.

2.17

Employee Agreements. All officers, employees (both permanent and temporary), consultants and independent contractors currently or formerly employed or retained by the Company have executed agreements regarding confidentiality and proprietary information.  Each such officer, employee, consultant and independent contractor has validly and properly assigned his or her rights to the Company on all inventions, pending patent applications and all patents issued and has validly and properly assigned to the Company his or her rights in and to all copyrights and works of authorship relating to the assets or business of the Company.  The Company has no knowledge, after due inquiry (as defined in Schedule 2.17), that any of its current or former service providers are in violation of any agreements with the Company regarding confidentiality, proprietary information and/or assignment, and will use its best efforts to prevent any such violation.  The Company has no knowledge, after due inquiry (as defined in Schedule 2.17), that any of its service providers (or people it currently intends to hire) is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere in any respect with the use of his or her best efforts to promote the interests of the Company or that would conflict with the business of the Company as conducted or as currently proposed to be conducted or that would prevent any such service provider from assigning inventions and works of authorship to the Company.  The Company has no knowledge, after due inquiry (as defined in Schedule 2.17), that any of its assets include any inventions or works of authorship of any of its service providers (or people it currently intends to hire) made prior to employment by the Company or relationship with the Company not otherwise properly assigned to the Company.

22.

2.18

Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company or which has or could reasonably be expected to have the effect of prohibiting or significantly impairing any business practice of the Company, any acquisition of property by the Company, or the continuation of the business of the Company as currently conducted or as currently proposed to be conducted.

2.19		Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

	(a)	The Company does not own any real property.

	(b)	All of the existing Company real property leases have been delivered previously to Quantum. Schedule 2.19 sets forth a complete and accurate list of all real property leased by the Company.

(c)

The Company has good title in all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any material liens (other than liens permitted pursuant to Section 2.11(j)), charges, pledges, security interests or other encumbrances, except as reflected in the Company Financial Statements and except for such imperfections of title in respect of real property leased by the Company, if any, which are not substantial in character, amount or extent, and which do not and are not reasonably likely to materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

(d)

Each item of machinery and equipment having an initial acquisition cost in excess of $1,000 (the “Equipment”) owned or leased by the Company is listed in Schedule 2.19.  The machinery, equipment and other tangible assets of the Company are (i) adequate for the conduct of the business of the Company consistent with its past practice, (ii) suitable for the uses to which it is currently employed, (iii) in good operating condition, subject to normal wear and tear, (iv) regularly and properly maintained, and (v) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business.

(e)

Since the Balance Sheet Date, there has not occurred any transfer of title other than in the ordinary course of business, any abandonment, or any material pilferage or any other material loss with respect to, any of its property, plant or equipment.

(f)

Schedule 2.19 also contains a true and correct list of all of the physical assets (including fixed assets) having an initial acquisition cost in excess of $1,000 owned or leased by the Company or on consignment.  All improvements on leased property used in the business of the Company and the present use thereof are performed in accordance with all applicable laws in all material respects.  The net book value of any fixed assets used in the Company’s business has not been written up or down, other than pursuant to depreciation or amortization expense consistent with past practice.

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2.20

Governmental Authorizations and Licenses. Schedule 2.20 sets forth all of the Company’s material licenses, authorizations, permits, concessions, certificates and other franchises of any Governmental Entity required or reasonably necessary to operate its business (collectively, the “Government Licenses”).  The Company is in compliance in all material respects with the terms, conditions, limitations, restrictions, standards, prohibitions, requirements and obligations of such Government Licenses.  The Government Licenses are in full force and effect.  There is not now pending, nor, to the Company’s knowledge, after due inquiry, is there threatened, any action, suit, investigation or proceeding against the Company before any Governmental Entity with respect to the Government Licenses, nor is there any issued or outstanding notice, order or complaint with respect to the violation by the Company of the terms of any Government License or any rule or regulation applicable thereto.

2.21

Insurance. Schedule 2.21 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, products, employees, officers and directors of the Company, the amounts of coverage under each such policy and bond of the Company.  The Company has not been refused any requested coverage, and no material claim made by the Company has been denied or disputed by the underwriters of such policies or bonds.  All premiums payable under all such policies and bonds have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds.  Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company.  The Company does not know of any threatened termination of, the invalidation of any coverage of or material premium increase with respect to, any of such policies.

2.22

Labor Matters. Except as set forth in Schedule 2.22, the Company is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, immigration laws, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and the Company is not engaged in any unfair labor practice.  The Company has not received any notice from any Governmental Entity, and, to the Company’s knowledge, there has not been asserted before any Governmental Entity, any claim, action or proceeding to which the Company is a party or involving the Company, and there is neither pending nor, to the Company’s knowledge, threatened any investigation or hearing concerning the Company arising out of or based upon any such laws, regulations or practices.  The Company has withheld all amounts required by law or by agreement to be withheld from wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.  The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice).  There are no pending claims against the Company under any workers compensation plan or policy or for long term disability.  There are no controversies pending or, to the Company’s knowledge, after due inquiry, threatened, between the Company and any of its employees, which controversies have or could reasonably be expected to result in any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity that could have a Company Material Adverse Effect.  There are no strikes or labor disputes pending or, to the Company’s knowledge, after due inquiry, threatened by or any attempts at union organization of any Company employees.  No employee or group of employees whose continued services are material to the Company business as presently conducted and as presently intended to be conducted by the Company has terminated employment since the Balance Sheet Date, and the Company has no knowledge, that any employee intends to do so.  The Company has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to any federal or state law governing health care coverage.  There are no performance improvement or disciplinary actions presently contemplated or pending against any of the Company’s current employees.

24.

2.23		[Intentionally Omitted].

2.24

Personnel. Set forth on Schedule 2.24 is a true and complete list identifying all current directors, officers, employees, independent contractors and consultants of the Company, including, without limitation, all officers of the Company, setting forth the job title of, and salary (including bonuses and commissions) payable to each such person, as well as, the exempt/non-exempt classification of each employee.  Except as set forth on Schedule 2.24, to the Company’s knowledge, after due inquiry (as defined in Schedule 2.24), no employee of the Company is in violation of any term of any employment agreement, patent disclosure agreement, enforceable noncompetition agreement, or any enforceable restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others.  The employment of each of the Company’s employees is “at will” employment.  Except as set forth in Schedule 2.24, there are no employment agreements with any employees of the Company.  Except as described in Schedule 2.24, the Company does not have any obligation (i) to provide any particular form or period of notice prior to termination, or (ii) to pay any of such service providers any severance benefits in connection with their termination of employment or service with the Company.  In addition, no severance pay will become due to any of the Company employees or other service providers in connection with the Merger, as a result of any agreement, plan or program.  Except as expressly disclosed in the Financial Statements, the Company has not entered into any consulting agreements with any service provider who owes services to or are owed compensation by the Company for services provided.

2.25

Certain Business Practices. Neither the Company nor any directors, officers, agents or employees of the Company has, to the Company’s knowledge, after due inquiry, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.  Except as set forth in Schedule 2.25, the Company has not entered into any transaction with any of its affiliates that has provided to the Company revenues, earnings or assets that would not have been available to it in an arm’s length transaction with an unaffiliated person.

25.

2.26

Third-Party Consents. Except as set forth in Schedule 2.26, no consent or approval is needed from any third party in order to effect the Merger or any of the transactions contemplated by the Transaction Agreements nor to assign or permit the continued use of any contractual rights in favor of the Company or the Surviving Corporation, nor to permit the Surviving Company to exclusively use the Company Intellectual Property.

2.27

Related Party Transactions. Except as set forth in Schedule 2.27, no employee, officer or director or other service provider of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than in connection with salaries and expenses incurred in the ordinary course of business).  To the Company’s knowledge, after due inquiry, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except for ownership of shares in publicly traded corporations.  To the Company’s knowledge, after due inquiry, no member of the immediate family of any officer or director of the Company is directly interested in any contract with the Company.

2.28

Potential Customers and Suppliers. The Company does not have any current customers or suppliers.  Schedule 2.28 sets forth a list of the names of the potential customers and the potential suppliers from whom the Company has solicited sales or purchases, or with whom the Company has proposed to conduct any other business, during the past twelve (12) months.  Except as set forth in Schedule 2.28, the Company has entered into standard and customary non-disclosure agreements with such potential customers and suppliers prior to making any such solicitation or proposal.  The Company does not owe any obligations or commitments to any potential customers or suppliers.   No oral or written promises have been made by the Company to any potential customer or supplier, including, but not limited to, any promises of rights to return future products, warranties or guaranties with respect to future products, or rights with respect to price protection or preferential treatment in pricing, supply or otherwise.

2.29

Products. The Company does not have any existing hardware or software products.  The Company has fully disclosed to Quantum all currently known technical problems or concerns associated with the Company’s products in development that might affect the performance of the Company’s products.  Schedule 2.29 contains an accurate and complete list (by name or other appropriate product identifier) of the Company’s products and services in development.

2.30		[Intentionally Omitted].

2.31		[Intentionally Omitted].

2.32

Bank Accounts and Powers of Attorney. Set forth in Schedule 2.32 is an accurate and complete list showing (a) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto and (b) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

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2.33

Books and Records. The books and records of the Company to which Quantum and its accountants and attorneys have been given access are the true books and records of the Company and truly and fairly reflect the underlying facts and transactions in all material respects.

2.34

Material Misstatement or Omission. The Company has provided Quantum and QSL with all information available to it that Quantum or QSL has requested for deciding whether to enter into the Merger and all information that the Company believes is necessary to enable Quantum and QSL to make such decision, and such information is complete, accurate, true and correct in all material respects.  No representation or warranty of the Company contained in this Agreement, the Agreement of Merger, the other Transaction Agreements and the exhibits and schedules hereto and thereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.  The Company has delivered true and complete copies of each document (or summaries of same) which has been requested by Quantum, QSL or their counsel in connection with its legal and accounting review of the Company.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF QUANTUM AND QSL.

      Quantum and QSL represent and warrant to the Company that the representations and warranties set forth below are true and correct as of the date hereof and shall be true and correct as of the Closing.  For the purposes of this Agreement, (a) “Quantum Business Condition” shall refer to Quantum and all of its subsidiaries taken as a whole and shall mean the financial condition, results of operations and assets of Quantum and all of its subsidiaries taken as a whole; and (b) “Quantum Material Adverse Effect” means a material adverse effect on the Quantum Business Condition; provided, however, that a “Quantum Material Adverse Effect” shall not include any change, effect, event, occurrence, condition or development or state of facts: (x) relating to the U.S. or world economy in general, (y) relating to the storage systems and software market generally or (z) in respect of fluctuations in the trading price or volume of Quantum’s Common Stock.

3.1

Organization; Standing and Power. Each of Quantum and QSL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted.  Each of Quantum and QSL is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a Quantum Material Adverse Effect.

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3.2

Authority. Quantum and QSL have all requisite corporate power and authority to enter into the Transaction Agreements (as applicable), to execute, deliver and perform their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of the Company Agreements, the performance by Quantum and QSL of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each of Quantum and QSL.  The Company Agreements are legal, valid and binding obligations of Quantum and QSL enforceable against Quantum and QSL in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

(a)

The execution and delivery of the Company Agreements do not, and the performance and consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of any statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to Quantum or QSL or their respective properties or assets, or conflict with or result in any conflict with, breach or violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or the loss of a benefit under, or result in the creation of a lien or encumbrance on any of the properties or assets of Quantum or QSL pursuant to (i) any provision of their respective Certificates of Incorporation or Bylaws, or (ii) any agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which Quantum or QSL is a party or by which Quantum or QSL or any of their respective property or assets may be bound or affected.

(b)

No consent, approval, order or authorization of, or registration, declaration, qualification, or filing of or with, any Governmental Entity is required by or with respect to Quantum or QSL in connection with the execution and delivery of the Company Agreements or the consummation by Quantum and QSL of the transactions contemplated hereby and thereby, except for (i) the filing of the Agreement of Merger with the Delaware Secretary of State, and appropriate documents with the relevant authorities of other states in which Quantum is qualified to do business, (ii) such other consents, approvals, authorizations, registrations, qualifications, notices or filings as may be required under federal or state securities laws in connection with the Merger and with respect to the issuance of Quantum Common Stock pursuant to this Agreement, and (iii) the making of such reports and filing of such documents under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or pursuant to the rules and regulations of the New York Stock Exchange, as are required in connection with the transactions contemplated by this Agreement.

3.3

Valid Issuance of Shares of Quantum Common Stock. The Merger Consideration, when issued, sold and delivered to the holders of the Company’s Capital Stock in accordance with the terms hereof for the consideration described herein, will be duly and validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and California securities laws.

28.

3.4		Quantum Filings and Financial Statements.

(a)

Quantum has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the Securities and Exchange Commission (the “SEC”) since December 31, 2001 (the “Quantum SEC Documents”).  As of their respective dates, the Quantum SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and none of the Quantum SEC Documents when filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)

The financial statements of Quantum included in the Quantum SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Quantum and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal non-material recurring year-end audit adjustments).

3.5

Capital Structure. As of November 4, 2002, the authorized capital stock of Quantum consisted of 1,000,000,000 shares of Quantum Common Stock, of which 158,069,038 shares were issued and outstanding, and 20,000,000 shares of Quantum Preferred Stock, of which 1,000,000 shares have been designated by Quantum’s board of directors as Series B Junior Participating Preferred Stock, and of which no shares were issued and outstanding.

ARTICLE IV CONDUCT AND TRANSACTIONS PRIOR TO CLOSING DATE; ADDITIONAL AGREEMENTS.

4.1

Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time of the Merger, the Company shall carry on its business in the ordinary course in substantially the same manner as conducted prior to the date of this Agreement and, to the extent consistent with such business, will use best efforts to preserve intact its present business organizations, keep available the services of its present material service providers and preserve its relationships with present and potential customers, suppliers, distributors, landlords, creditors, licensors, licensees, and others having present or potential business relationships with it.  The Company shall promptly notify Quantum of any material event or occurrence not in the ordinary course of business of the Company, and any event, circumstance or condition which to the Company’s knowledge, after due inquiry, could reasonably be expected to have a Company Material Adverse Effect.  Except as expressly contemplated by this Agreement, the Company, without the prior written consent of Quantum, shall not:

29.
(a)

amend or waive any of its rights under or change the exercisability or vesting of any options, warrants, stock or purchase right (except as required by this Agreement), or change the eligibility for participation in the Company’s stock option plans, or permit or authorize cash payments in exchange for such options, warrants, stock or purchase rights (except in the case of net exercise provisions included in any warrants as of the date hereof invoked by the holder thereof);

(b)

make any capital expenditure, except as in accordance with its existing capital budget, previously disclosed to Quantum, and for an aggregate purchase price not exceeding $2,500 individually or $10,000 in the aggregate;

(c)

Grant any severance or termination pay to any employee or service provider, except mandatory payments either (i) made pursuant to written agreements outstanding on the date hereof or (ii) not exceeding two weeks of such service provider’s salary;

(d)

Transfer to any person or entity any rights to the Company’s Intellectual Property, except non-exclusive licenses of such Company Intellectual Property in connection with the sale of Company products in the ordinary course of business consistent with past practice;

	(e)	Enter into or amend any agreements pursuant to which any other party is granted marketing or other similar rights of any type or scope with respect to any products of the Company;

	(f)	Amend, waive any rights in respect of, or terminate or otherwise modify the terms of any Major Contract listed on Schedule 2.14;

	(g)	Except with prior written consent of Quantum, commence a lawsuit, other than for the routine collection of bills;

(h)

Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any the Company’s capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of the Company’s capital stock, except repurchases of Company Common Stock at cost from former service providers in accordance with the terms of agreements providing for the repurchase of shares in connection with any termination of service to the Company;

(i)

Issue, deliver or sell or authorize or propose the issuance, delivery or sale of or authorization of, the purchase of any shares of the Company’s capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating the Company to issue any such shares or other convertible securities, other than the issuance of shares of the Company Common Stock upon the exercise of the Company Options outstanding on the date of this Agreement;

	(j)	Cause or permit any amendments to the Company’s Certificate of Incorporation or Bylaws;
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(k)

Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company;

(l)

Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business or lend to or invest in any person or entity (except routine advances to employees in the ordinary course of business not exceeding $5,000 in respect of any employee and $20,000 in the aggregate);

	(m)	Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(n)

(i) Adopt or amend any Plan (except as required by any applicable law or regulation), or (ii) enter into any employment contract, (iii) pay or grant any special bonus or special remuneration to any employee or service provider, or increase the salaries or wage rates of its employees, or (iv) otherwise increase or modify the compensation or benefits payable or to become payable by the Company to any of its employees or service providers, except for changes pursuant to employment agreements in effect as of the date hereof;

(o)

Pay, discharge or satisfy in an amount in excess of $10,000 in the aggregate any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Company’s Financial Statements;

	(p)	Engage in any activities or transactions that are outside the ordinary course of its business consistent with past practice;

	(q)	Fail to pay or otherwise satisfy its material monetary obligations as they become due or consistent with past practice, except such as are being contested in good faith;

	(r)	Terminate, waive or commit to waive or terminate any rights of value in excess of $10,000;

	(s)	Cancel, reduce the coverage under or otherwise amend or, other than in the ordinary course upon expiration of a policy term, renew any material insurance policy; or

	(t)	Take, or agree (in writing or otherwise) to take, any of the actions described in this Section 4.1.

4.2		Access to Information; Provision of Interim Financial Statements.

(a)

The Company shall afford Quantum and its accountants, counsel and other representatives, reasonable access during normal business hours during the period from the date of this Agreement until the earlier of the Closing Date of the Merger or the termination of this Agreement to (i) all properties, books, contracts, commitments and records, including all Tax Returns and all other papers and other documentation relating to Taxes, and (ii) all other information concerning the business, properties and personnel as may reasonably be requested, provided that any information furnished pursuant hereto or any investigation by each party hereto shall not affect such party’s right to rely on and shall not be deemed to modify any representations, warranties, agreements and covenants made by the other party herein.  The Company shall cause the Company’s accountants to cooperate with Quantum in auditing the financial statements of the Company’s business, including, but not limited to, executing any and all representation or other letters or agreements required by Quantum’s accountants.  The Company shall use its best efforts to cause the Company’s accountants to consent in writing or agree to consent in writing on a timely basis to the inclusion of the Company’s financial statements required in any registration statement or in any report to be filed by Quantum with the SEC.

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(b)

The Company shall provide Quantum with an unaudited monthly balance sheet, income statement and statement of cash flows (after the month ended December 31, 2002) within ten (10) days of each month-end prior to the Closing Date of the Merger as well as copies of such other internal financial statements as may be reasonably requested by Quantum.  These unaudited monthly financial statements upon delivery to Quantum shall be subject to the representations and warranties set forth in Article II of this Agreement and shall be deemed included in the definition of “Company Financial Statements.”

(c)

The Company shall provide Quantum with all information necessary for the preparation of any documents or filings prepared by Quantum to be filed with the SEC and any applicable state securities or blue sky commissions.

	(d)	The Company shall promptly notify Quantum of the occurrence of any event, circumstance or condition which could reasonably be expected to result in a Company Material Adverse Effect.

4.3		Exclusivity; Acquisition Proposals. Until the later of (i) the Closing or (ii) upon termination of this Agreement:

(a)

The Company shall not, and shall not cause or permit, directly or indirectly, through any officer, director, employee, stockholder, agent or representative (including, without limitation, investment bankers, attorneys, accountants and consultants), or otherwise, any person to:

(i)  solicit, initiate or further the submission of proposals or offers from, or enter into any agreement with, any firm, corporation, partnership, association, group (as defined in Section 13(d)(3) of the Exchange Act) or other person or entity, individually or collectively (including, without limitation, any managers or other employees of the Company or any affiliates), other than Quantum and QSL (a “Third Party”), relating to any acquisition or purchase of all or any substantial portion of the assets of, or any debt or equity interests in, the Company or any stock acquisition, merger, consolidation or business combination with the Company;

(ii)  participate in any discussions or negotiations regarding, or furnish to any Third Party any information with respect to the Company or Quantum in connection with any acquisition or purchase of all or any substantial portion of the assets of, or debt or equity interests in, the Company or any stock acquisition, merger, consolidation or business combination with the Company; or

32.

(iii)  cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to undertake or seek to undertake any acquisition or purchase of all or any substantial portion of the assets of, or any debt or equity interests in, the Company or any stock acquisition, merger, consolidation or business combination with the Company.

(b)

In the event the Company or any of its affiliates receives any offer or indication of interest from any Third Party relating to any acquisition or purchase of all or any substantial portion of the assets of, or any debt or equity interests in, the Company or any stock acquisition, merger, consolidation or business combination with the Company, the Company shall promptly, and in any event within twenty-four (24) hours, notify Quantum in writing, and shall in any such notice, set forth in reasonable detail the identity of the Third Party, to the extent known by the Company or any of its stockholders, the terms and conditions of any proposal and any other information requested of it by the Third Party or in connection therewith.

	(c)	The Company shall immediately cease any existing activities, discussions or negotiations with any Third Party conducted on or prior to the date of this Agreement with respect to any of the foregoing.

4.4

Consents. Each of Quantum and the Company shall promptly apply for, or otherwise seek and obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and the Company shall obtain all necessary consents, waivers and approvals under any of the Company’s agreements, contracts, licenses or leases in connection with the Merger, except such consents and approvals as Quantum and the Company agree in writing that the Company shall not seek to obtain.

4.5		Legal Conditions to the Merger.

(a)

The Company shall take, and shall cause its stockholders to take, all reasonable actions necessary to comply promptly with all reasonable legal requirements which may be imposed on the Company with respect to the Merger and to fulfill and discharge the conditions to Closing set forth in Article V hereof, and will promptly cooperate with and furnish information to Quantum in connection with any such requirements imposed upon Quantum or QSL in connection with the Merger.  The Company shall take, and shall cause its stockholders to take, all reasonable actions to obtain (and to cooperate with Quantum and QSL in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by the Company (or by Quantum or QSL) in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, and to defend such lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby as the Company deems advisable in good faith, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby as the Company deems advisable in good faith, and to effect all necessary registrations and filings and submissions of information as the Company deems advisable in good faith required by any Governmental Entity, and to fulfill all conditions to this Agreement.

33.

(b)

Each of Quantum and QSL shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the Merger and will promptly cooperate with and furnish information to the Company in connection with any such requirement imposed upon the Company in connection with the Merger.  Quantum and QSL shall take, and shall cause to take, all reasonable actions to obtain (and to cooperate with the Company in obtaining) any consent, authorization, order or approval of, or exemption by, any Governmental Entity required to be obtained or made by Quantum or QSL (or by the Company) in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, and to defend such lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby as Quantum deems advisable in good faith, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby as Quantum deems advisable in good faith, and to effect all necessary registrations and filings and submissions of information as Quantum deems advisable in good faith, required by any Governmental Entity, and to fulfill all conditions to this Agreement.

4.6

Public Announcements. On or after the execution of this Agreement, Quantum will create and issue the initial press release, and make announcements to employees and the public, regarding the Merger.  Quantum will provide any such press release, announcements or public statements in advance to the Company.  The foregoing notwithstanding, Quantum may make any press release, announcements or public statements concerning the Merger without the Company’s consent.  The Company will consult in advance with Quantum concerning the timing and content of any announcements, press releases or public statements concerning the Merger and will not make any such announcement, release or statement without Quantum’s prior consent.

4.7

Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Transaction Agreements and the transactions contemplated hereby and thereby, including fees of any finders or brokers or investment bankers, attorneys and accountants retained by such party, shall be paid by the party incurring such expense, except that the Company’s stockholders shall pay all expenses incurred by the Company, which expenses shall be deducted from the Merger Consideration payable to the Company’s stockholders at the Closing.  All parties will use reasonable best efforts to minimize any such expenses.

4.8

Remaining Cash Account of the Company. The Company represents that attached as Schedule 4.8 is a true and complete record of all cash receipts and disbursements by the Company from December 31, 2002 through January 31, 2003.  Subject to Section 4.7 hereof, the Company and the Principal Stockholders agree that an amount equal to any negative balance on Schedule 4.8 exceeding $75,000 (not including the transaction expenses described in Section 4.7 above) shall be deducted from the Merger Consideration payable to the Company’s stockholders at the Closing.

34.
4.9		Employee Benefit Plans.

(a)

As soon as practicable after the Closing Date (the “Benefits Date”), Quantum shall provide, or cause to be provided, employee benefit plans, programs and arrangements to employees of the Company (and, as applicable, their eligible dependents) (other than equity-based plans, programs and arrangements) that are the same as those made generally available to similarly situated employees of Quantum, including, without limitation, any vacation, sick or personal time-off plans or programs of Quantum and Quantum’s 401(k) Plan.  From the Effective Time of the Merger to the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of Quantum), Quantum shall provide, or cause to be provided, the employee benefit plans, programs and arrangements of the Company (other than equity-based plans, programs and arrangements) provided to employees of the Company as of the date hereof.

(b)

With respect to the benefit plans, programs or arrangements maintained by Quantum (the “Quantum Plans”) in which employees of the Company participate on the Benefit Date, the following provisions shall be in effect:

(i)  for any Quantum Plan which provides group medical or health care coverage, there shall be provided coverage for preexisting health conditions to the same extent those conditions were covered under the applicable plans or programs of the Company as of the Effective Time of the Merger; all limitations as to pre-existing conditions, exclusions and waiting periods shall accordingly be waived with respect to participation and coverage under those plans, other than limitations or waiting periods already in effect with respect to one or more Company employees which had not been satisfied as of the Effective Time of the Merger under any group medical or health care coverage plan maintained for such employees of the Company immediately prior to the Effective Time of the Merger; and the employees of the Company (and their eligible dependents, as applicable) shall be given credit for amounts paid by them under each corresponding benefit plan of the Company, for the portion of the plan year preceding the applicable Benefits Date, for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the successor medical or health care coverage plan of Quantum or the Surviving Corporation.

(ii)  for purposes of eligibility and vesting under Quantum’s Plan, service by an employee for the Company prior to the Effective Time of the Merger shall be taken into account to the same extent as if such service had been performed for Quantum or the Surviving Corporation; provided, that nothing herein shall require the inclusion of any such employee in any such plan prior to the Effective Time of the Merger or the accrual of any benefits under any such plan prior to the Effective Time of the Merger.

4.10

Stockholder Waiver of Claims. Prior to the Closing Date, each of the Company’s stockholders shall execute and deliver a waiver of claims and release agreement in the form attached hereto as Exhibit E (the “Release Agreement”), releasing the Company, its directors, officers, affiliates, successors, assigns and agents (“Releasees”) from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which such stockholder now has, has ever had or may hereafter have against the respective Releasees arising out of any matter, cause or event occurring contemporaneously with, prior to or after the Merger, other than obligations owed to such stockholder under this Agreement and the other agreements contemplated hereby.

35.

4.11

Schedule 2.13(g)/Section 280G of the Code. Within a reasonable period of time after the last business day of each month after the date hereof, on or about the date which is five (5) business days prior to the expected date on which the Closing will occur and on the Closing Date, the Company shall, as and to the extent necessary, deliver to Quantum a revised Schedule 2.13(g) which sets forth any additional information which Company reasonably believes would affect the determination of each person who the Company reasonably believes is, with respect to the Company, any subsidiary or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as of the date such revised Schedule 2.13(g) is delivered to Quantum.

4.12		Information Statement; Registration Statement; Blue Sky Laws.

(a)

A reasonable time prior to the Closing Date, Quantum shall prepare, with the cooperation of the Company, an information statement relating to this Agreement and the transactions contemplated hereby and containing substantially the same material terms as the form attached hereto as Exhibit F (the “Information Statement”).  Each of the Company and Quantum shall use its reasonable best efforts to cause the Information Statement to comply with all requirements of applicable federal and state securities laws.  Each of the Company and Quantum shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Statement.  The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Quantum Common Stock to be received by the holders of Company Common Stock, Company Preferred Stock and Company Options in the Merger and a proxy statement for solicitation of stockholder approval of the Merger.  Whenever any event occurs that is required to be set forth in an amendment or supplement to the Information Statement, the Company and Quantum shall cooperate in delivering any such amendment or supplement to all the holders of Company Common Stock, Company Preferred Stock and Company Options.  The Information Statement shall include the unqualified unanimous recommendation of the Board of Directors of the Company in favor of adoption of this Agreement and approval of the Merger and the Agreement of Merger, and the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger and this Agreement are fair, just, reasonable, equitable, advisable and in the best interests of the Company and its stockholders.  Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Quantum or its affiliates or associates, the form and content of which information shall not have been approved by Quantum prior to such inclusion; provided, however, that Quantum shall not withhold approval of any information required to be included by federal or state securities law.

(b)

As soon as practicable prior to the Closing Date, the Company shall deliver by personal delivery or reputable overnight courier the Information Statement to all holders of Company Common Stock, Company Preferred Stock and Company Options.  Except for the delivery of the Information Statement in accordance with the terms hereof, the Company shall not, and shall cause each representative of the Company not to, directly or indirectly, solicit the vote of any holder of Company Common Stock, Company Preferred Stock or Company Options in connection with the Merger in violation of any applicable federal or state securities laws.

36.

(c)

The Company covenants and agrees that the information relating to the Company included in the Information Statement shall not, at the time the Information Statement is delivered to holders of Company Common Stock, Company Preferred Stock and Company Options and at all times subsequent thereto (through and including the Effective Time of the Merger), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Quantum and QSL covenant and agree that the information relating to Quantum and QSL included in the Information Statement shall not, at the time the Information Statement is delivered to holders of Company Common Stock, Company Preferred Stock and Company Options and at all times subsequent thereto (through and including the Effective Time of the Merger), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Quantum and the Company, as the case may be, shall promptly advise the other in writing if at any time prior to the Effective Time of the Merger either the Company or Quantum shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement, in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.  The Company and Quantum shall cooperate in delivering any such amendment or supplement to all the holders of Company Common Stock, Company Preferred Stock and Company Options.

(d)

The Company acknowledges that, based on the truth and accuracy of the representations and warranties contained in the Stockholder Representation Letters (defined below), the issuance of Quantum Common Stock in connection with the Merger will be issued in a private transaction exempt from registration pursuant to Regulation D promulgated under the Securities Act.  In order to comply with such exemption, the Company shall cause each of its stockholders to execute and deliver to Quantum a Stockholder Representation Letter in the form attached hereto as Exhibit G, containing appropriate representations, warranties and covenants regarding, among other things, (i) each such stockholder’s status as an “accredited” person (within the meaning of Rule 501 of Regulation D), (ii) each such stockholder’s acknowledgement that Quantum will be relying upon the representations made by each such stockholder in connection with the issuance of Quantum Common Stock to such stockholder, (iii) each such stockholder’s acknowledgement that the shares of Quantum Common Stock so issued will not be registered under the Securities Act at the Effective Time of the Merger and will constitute “restricted securities” within the meaning of the Securities Act until such time as they are subsequently registered under the Securities Act or are otherwise transferable pursuant to an exemption from the registration requirements thereof, (iv) each such stockholder’s acknowledgement that the certificates representing the shares of Quantum Common Stock shall bear appropriate restrictive legends to identify such privately issued shares as being restricted under the Securities Act, and to comply with applicable state securities laws, and (v) each such stockholder’s agreement to cooperate with the preparation and filing of the Registration Statement (defined below).

37.

(e)

As soon as practicable after the Effective Time of the Merger, with the cooperation of the Company and its stockholders, Quantum shall prepare and file with the SEC a registration statement on Form S-3 (if available) registering for resale by the Company’s stockholders the shares of Quantum Common Stock issued in the Merger (such registration statement, including the prospectus contained therein, as may be amended or supplemented, is referred to herein as the “Registration Statement”).  Quantum shall use its reasonable best efforts to cause the Registration Statement to become effective as soon as practicable after such filing, and to maintain the effectiveness of such Registration Statement until the earlier of (i) the second anniversary of the Effective Time of the Merger or (ii) the date on which all shares of Quantum Common Stock registered under the Registration Statement have been sold thereunder.  Each of the Company and Quantum shall use its reasonable best efforts to cause the Registration Statement to comply with all requirements of applicable federal and state securities laws.

(f)

The Company shall cause each of its stockholders to provide promptly to Quantum such information concerning themselves and their equity interest in Quantum as, in the reasonable judgment of the Quantum or its counsel, may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto.  Whenever any event occurs that is required to be set forth in an amendment or supplement to the Registration Statement, the Company shall, and shall cause its stockholders to, promptly inform Quantum of such occurrence and cooperate in filing with the SEC such amendment or supplement.  The Company shall cause its stockholders to covenant that the information relating to them included in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC and at all times subsequent thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Quantum covenants that the information relating to Quantum included in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC and at all times subsequent thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company shall, and shall cause its stockholders to, promptly advise Quantum in writing if at any time the Company or its stockholders shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law, and the Company shall, and shall cause its stockholders to, cooperate in filing any such amendment or supplement with the SEC.

(g)

For not more than ninety (90) consecutive days in any twelve (12)-month period, Quantum may delay the disclosure of material non-public information concerning Quantum, by suspending the use of any prospectus included in the Registration Statement containing such information, the disclosure of which at the time is not, in the good faith opinion of Quantum, in the best interests of Quantum (an “Allowed Delay”); provided, however, that Quantum shall promptly (A) notify the Company’s stockholders in writing of the existence of, but in no event, without such stockholder’s execution of a non-disclosure agreement, shall Quantum disclose to such stockholder any of the facts or circumstances regarding, material non-public information giving rise to an Allowed Delay, and (B) advise such stockholders in writing to cease all sales under the Registration Statement until the end of the Allowed Delay.  Upon receipt of any notice from Quantum of either (1) the commencement of an Allowed Delay or (2) Quantum’s need to amend the Registration Statement to correct an untrue statement of material fact or an omission of material fact, the Company’s stockholders will immediately discontinue disposition of Quantum Common Stock pursuant to the Registration Statement until their receipt of the copies of the supplemented or amended prospectus filed with the SEC and declared effective and, if so directed by Quantum, such stockholders shall deliver to Quantum (at the expense of Quantum) or destroy (and deliver to Quantum a certificate of destruction) all copies in such stockholders’ possession of the prospectus included in the Registration Statement.

38.

(h)

Quantum shall pay all Registration Expenses (as defined below) in connection with the Registration Statement, and each of the Company’s stockholders shall pay all Selling Expenses (as defined below) and other expenses that are not Registration Expenses relating to the Quantum Common Stock resold by such stockholders.  “Registration Expenses” shall mean all expenses, except for Selling Expenses, incurred by Quantum in complying with the registration provisions herein described, including, without limitation, all registration, qualification and filing fees, printing expenses, fees and disbursements of counsel for Quantum, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration.  “Selling Expenses” shall mean all selling discounts, commissions, underwriting or broker fees and stock transfer taxes applicable to the Quantum Common Stock being resold and all fees and disbursements of counsel for any of the Company’s stockholders.

(i)

Quantum shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Quantum Common Stock in connection with the Merger.  The Company shall use its best efforts to assist Quantum as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Quantum Common Stock in connection with the Merger.

4.13		Affiliates Agreements/Securities Act Compliance.

(a)

Schedule 4.13 sets forth those persons who are, in the Company’s reasonable judgment, “affiliates” of the Company within the meaning of Rule 145 (each such person, together with the persons identified below, an “Affiliate”) promulgated under the Securities Act (“Rule 145”).  The Company shall provide Quantum such information and documents as Quantum shall reasonably request for purposes of reviewing such list.  The Company shall use its best efforts to deliver or cause to be delivered to Quantum, concurrently with the execution of this Agreement, from each of the Affiliates of the Company identified in the foregoing list who are directors or officers of the Company, and, concurrently with or promptly following execution of this Agreement, from each other Affiliate, Affiliates Agreements in the form attached hereto as Exhibit H (the “Affiliates Agreements”).

(b)

Stock Restrictions.  The certificates issued to Affiliates representing the shares of Quantum Common Stock issued in the Merger shall bear the restrictive legends (and a stop transfer orders shall be placed against the transfer thereof with Quantum’s transfer agent) as follows: “THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.”

39.

(c)

Stockholders’ Restrictions Regarding Securities Law Matters.  No Affiliate may offer or sell any shares of Quantum Common Stock except in compliance with Rule 145 promulgated under the Securities Act or otherwise dispose of any such shares except in compliance with the Securities Act and the rules and regulations thereunder.

4.14

“Market Stand-Off” Agreement. Each of the Company’s stockholders who receives more than 150,000 shares of Quantum Common Stock pursuant to this Agreement shall enter into a “Market Stand-Off” Agreement in the form attached hereto as Exhibit I (the “Market Stand-Off Agreement”), providing that during the one hundred twenty (120)-day period following the Effective Date of the Merger, such stockholder shall not directly or indirectly, sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of, or reduce such stockholder’s interest in (collectively, “Transfer”) more than 15,000 shares of Quantum Common Stock during any single week.  In order to enforce the foregoing covenants, Quantum may impose stop-transfer instructions with respect to each such stockholder’s pro rata portion of the Merger Consideration until the end of such period.  The foregoing notwithstanding, any stockholder that is a venture capital fund or partnership may Transfer shares of Quantum Common Stock to the affiliated venture capital funds, partners, limited partners, members, retired partners and/or retired members of such stockholder; provided that (i) such stockholder is not deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act, (ii) such Transfer is made pursuant to a registration statement under the Securities Act or an exemption therefrom, and (iii) each such transferee individually agrees in writing to be bound by the terms and conditions of Sections 1.5, 1.6, 1.8, 1.9, 4.5, 4.7, 4.12, 4.13 and 4.14, and Articles VI and VII, of this Agreement and by the terms and conditions of the other agreements contemplated hereby.

4.15

Severance Pay Obligations. Notwithstanding anything to the contrary contained in any agreement or plan by which the Company is bound, the Company agrees that any employee of, or service provider to, the Company who receives a comparable offer of employment or service from Quantum or the Surviving Corporation, and who does not accept such offer, shall not be entitled to receive any severance or termination pay from the Company, Quantum or the Surviving Corporation.

40.

ARTICLE V CONDITIONS PRECEDENT

5.1

Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing of the following conditions:

(a)

Approvals.  All authorizations, consents, blue sky or state securities filings, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(b)

Compliance with Securities Laws Exemptions.  The issuance of Quantum Common Stock in connection with the Merger shall be exempt from registration or qualification under all applicable federal and state securities laws.

(c)

Legal Action.  No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Governmental Entity and remain in effect, and no litigation shall be pending the ultimate resolution of which is reasonably likely to (i) result in the issuance of such an order or injunction, or the imposition against the Company, the Surviving Corporation, QSL or Quantum of substantial damages if the Merger is consummated, or (ii) render Quantum, QSL or the Company unable to consummate the Merger.  In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such injunction lifted.

(d)

New York Stock Exchange Listing.  The shares of Quantum Common Stock issuable in connection with the Merger pursuant to this Agreement shall have been authorized for listing on the New York Stock Exchange, upon official notice of issuance, or shall be exempt from such requirement under then applicable laws, regulations and rules of The New York Stock Exchange, Inc.

5.2

Conditions of Obligations of Quantum and QSL. The obligations of Quantum and QSL to effect the Merger also are subject to the satisfaction of the following conditions, unless waived by Quantum and QSL:

(a)

Representations and Warranties.  The representations and warranties of the Company and its stockholders set forth in the Transaction Agreements that are qualified as to Company Material Adverse Effect shall be true and correct, and those that are not so qualified shall be true and correct except where the failure to be so true and correct would not have a Company Material Adverse Effect, in each case with respect to the Company both as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to another date, in which case as of such other date) as though made on the Closing Date (or such other date), and Quantum shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company, and a certificate signed by each Principal Stockholder, to such effect.

41.

(b)

No Company Material Adverse Effect.  There shall have occurred no Company Material Adverse Effect taken as a whole on or before the Closing Date that shall not have been cured by the Closing Date, and Quantum shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company, and a certificate signed by each Principal Stockholder, to such effect.

(c)

Performance of Obligations of the Company and Its Stockholders.  The Company and its stockholders shall have performed in all material respects all obligations and covenants required to be performed by them under the Transaction Agreements prior to the Closing Date, and Quantum shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company, and a certificate signed by each Principal Stockholder, to such effect.

(d)

Escrow Agreements.  The Indemnity Escrow Agreement and Incentive Escrow Agreement shall be executed by all appropriate parties and the Indemnity Escrow Consideration and Incentive Escrow Consideration shall be held pursuant to their terms.

	(e)	Opinion of Counsel. Quantum shall have received an opinion dated the Closing Date of Ritchey Fisher Whitman & Klein, counsel to the Company, in the form attached hereto as Exhibit J.

(f)

Tax Certificates.  Company  shall, prior to the Closing Date, provide Quantum with a properly executed FIRPTA Certificate, substantially in the form of Exhibit K attached hereto, which states that shares of capital stock of Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Quantum’s obligations under Treasury Regulation Section 1.1445-2(c)(3).  In addition, simultaneously with delivery of such certificate, Company shall have provided to Quantum, as agent for Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of Exhibit L attached hereto along with written authorization for Quantum to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing of the Merger.

(g)

Stockholder Approval.  This Agreement and the Agreement of Merger shall have been approved and adopted by the affirmative vote or consent of the holders of at least ninety percent (90%) of the shares of the Company’s Common Stock and Preferred Stock outstanding as of the Closing Date, voting or consenting as separate classes.

	(h)	Consents. Quantum shall have received duly executed copies of all third-party consents set forth in Schedule 2.26 in form and substance reasonably satisfactory to Quantum.

	(i)	Quantum Proprietary Agreements. All the Company service providers shall have entered into Quantum’s standard proprietary information and inventions agreement provided by Quantum’s counsel.

(j)

Employment Offer Letters.  Each of the persons listed on Schedule 5.2(j) shall have countersigned an employment offer letter (the “Employment Offer Letters”) on the same terms as set forth in Quantum’s customary offer letter.

42.

	(k)	Non-Compete. Each of the persons listed on Schedule 5.2(k) shall have executed and delivered to Quantum a Non-Competition Agreement in the form set forth in Exhibit M attached hereto.

(l)

Termination of Investors’ Rights Agreement.  Quantum shall have received proof of termination of the Investors’ Rights Agreement, dated August 20, 2001, by and among the Company and investors listed on the signature pages thereto.

(m)

Payment of Indebtedness/Release of Liens.  All of the Company’s indebtedness set forth on Schedule 2.14(d) shall have been repaid and Quantum shall have received evidence of releases, in form and substance satisfactory to Quantum from all lienholders of the Company of any liens and security interests on or with respect to any assets of the Company.

(n)

Resignation of Company Directors and Officers.  Quantum shall have received signed letters of resignation from each of the directors and officers of the Company in office immediately prior to the Closing, which resignations in each case shall be effective as of the Effective Time of the Merger; except that such resignation shall not be required of any person who will be a director or officer of the Surviving Corporation in accordance with the Agreement of Merger.

(o)

Employees.  None of the persons listed on Schedule 5.2(o) shall have ceased to be employed or expressed an intention to terminate their employment with the Company by reason of (i) a termination by the Company without cause, or (ii) by voluntary resignation, and 80% of the other employees shall still be employed by the Company.

(p)

Market Stand-Off Agreements.  Quantum shall have received from each stockholder of the Company who will receive more than 150,000 shares of Quantum Common Stock in connection with the Merger, a duly executed Market Stand-Off Agreement, substantially in the form of Exhibit I attached hereto.

(q)

Affiliates Agreements.  Quantum shall have received from each person or entity who may be deemed to be an Affiliate of the Company a duly executed Affiliates Agreement, substantially in the form of Exhibit H attached hereto.

(r)

Stockholder Representation Letters.  Quantum shall have received from each stockholder of the Company a duly executed Stockholder Representation Letter, substantially in the form of Exhibit G attached hereto.

(s)

Stockholder Agreements.  The Stockholder Agreements, substantially in the form of Exhibit D attached hereto, shall have been fully complied with by the persons party thereto and shall remain in full force and effect.

	(t)	Release Agreements. Quantum shall have received from each stockholder of the Company a duly executed Release Agreement, substantially in the form of Exhibit E attached hereto.
43.

	(u)	Termination of Founders’ Stock Purchase Agreements. Quantum shall have received proof of termination of each Founder Stock Purchase Agreement by and between the Company and each of its founders.

	(v)	Assignment Agreement. Lloyd Alan Poston shall have executed and delivered to Quantum an Assignment Agreement in the form set forth in Exhibit N attached hereto.

	(w)	Company Proprietary Agreements. Quantum shall have received from each of David Rand and Jim Orosz a duly executed standard proprietary information and inventions agreement of the Company.

(x)

Contractor Assignment Agreements.  All current and former consultants of the Company who worked on, contributed to or helped create Company Intellectual Property shall have executed and delivered to Quantum a Contractor Assignment Agreement in the form set forth in Exhibit O attached hereto.  Simon Fok shall have executed and delivered to Quantum SANlight’s standard short-form advisory board agreement and SANlight’s standard non-disclosure agreement.

5.3

Effect of Closing. The Agreement of Quantum to effect the Merger notwithstanding the failure of the Company or any other person to satisfy all of the conditions set forth in this Article V or any breach of the Transaction Agreements shall not be treated as a waiver of or as otherwise impairing any rights or remedies of Quantum pursuant to this Agreement (including Article VI) or any other Transaction Agreement or otherwise in any way relating to such condition or non-performance or breach.

ARTICLE VI INDEMNIFICATION; INDEMNITY ESCROW

6.1		Survival of Representations, Warranties, Covenants and Agreements.

(a)

Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of any party to the Transaction Agreements, or any of their respective officers, directors, employees, or agents and except as set forth herein or for any claims based upon fraud or willful misrepresentation (which claims shall survive indefinitely), all representations and warranties of the Company and its stockholders set forth in this Agreement shall survive until the earlier of (i) the second anniversary of the date of the first sale by Quantum of any product incorporating the Company Owned Intellectual Property or (ii) September 30, 2005 (the “Expiration Date”).  All covenants and agreements of Quantum, QSL, the Company and its stockholders set forth in this Agreement shall survive the Closing in accordance with their terms, and if such survivability is not so explicitly stated, until the Expiration Date.  No investigation made by or on behalf of and no information supplied to or known by (i) any Indemnified Party (as defined below) with respect to the Company or its stockholders or (ii) the Company with respect to Quantum or QSL shall be deemed to affect the recipient of such information from relying on the representations, warranties, covenants and agreements made by the other party (or parties) contained in the Transaction Agreements and shall not be a waiver of or diminishment of such other party’s (or parties’) rights to indemnity as herein provided for the breach or inaccuracy of or failure to perform or comply with any representations, warranties, covenants or agreements in the Transaction Agreements.

44.

(b)

As used in this Article VI, except as requested in writing by Quantum, any reference to a representation or warranty contained in Article II of this Agreement shall include the specific applicable disclosures in the Company Schedules (which disclosure shall be deemed representations and warranties hereunder).

6.2

Indemnity Escrow. Except as set forth herein, the Indemnity Escrow Consideration shall be held in escrow until the Expiration Date (the “Indemnity Escrow Period”) as collateral for the indemnification obligations of the Company’s stockholders as set forth below (the “Indemnity Escrow”).  Notwithstanding the foregoing, a portion of the Indemnity Escrow Consideration shall be required to remain in escrow after the Indemnity Escrow Period in an amount sufficient to satisfy any unsatisfied claims specified in a written notice tendered to the escrow agent in accordance with the terms of the Indemnity Escrow Agreement prior to the expiration of the Indemnity Escrow Period (in which case any representation or warranty to which such claim applies which would naturally terminate at the end of the Indemnity Escrow Period shall continue to survive until such time as the claim is settled or a final award or judgment has been issued with respect thereto; provided that any such representation or warranty shall survive solely as it relates to that particular claim and shall not survive for any separate or additional claim that may arise after the last day of the Indemnity Escrow Period).  The Indemnity Escrow shall be governed by the terms hereof and the Indemnity Escrow Agreement among Quantum, the Company, the Indemnity Escrow Stockholder Representative (as defined below), the Company’s stockholders and the escrow agent.  During the Indemnity Escrow Period, each of the Company’s stockholders shall have the right to direct the voting of the shares of Quantum Common Stock represented by such stockholder’s pro rata portion of the Indemnity Escrow Consideration that remains from time to time in the Indemnity Escrow account.  The Company’s stockholders shall be entitled to receive, upon the termination of the Indemnity Escrow Period on a pro rata basis, any Indemnity Escrow Consideration not applied by Quantum to the payment of a claim in a manner consistent with this Article VI and the Indemnity Escrow Agreement.  Payment to Indemnified Parties from the Indemnity Escrow to satisfy claims for indemnification shall be paid in accordance with the provisions hereof and the Indemnity Escrow Agreement.

6.3		Indemnification.

(a)

Subject to the terms and limitations of this Article VI, each of the Company’s stockholders hereby agrees to indemnify, reimburse, defend and hold harmless each of Quantum, the Company, QSL and the Surviving Corporation and each of their respective affiliates (other than the Company’s stockholders) (each, an “Indemnified Party”) from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorneys’ fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever and any and all amounts paid in settlement of any claim or litigation or otherwise (collectively, “Damages”) asserted against, resulting from, imposed upon or incurred or suffered, directly or indirectly by an Indemnified Party, as a result of or arising from any breach or default or non-fulfillment of, or noncompliance with, any representations, warranties, covenants or agreements made by the Company or by its stockholders in this Agreement or the Company Schedules.

45.

(b)

Subject to Section 6.3(c), with respect to the payment of Damages under this Agreement, the Indemnified Parties’ recovery relating to a breach, default or non-fulfillment of, or noncompliance with, any representation, warranty, covenant or agreement of the Company or its stockholders set forth in this Agreement (but not under any other Company Agreement), absent fraud or willful misrepresentation, shall not exceed $8,500,000.  Except as set forth in Section 6.3(c), the amount of any Damages to which the Indemnified Parties are entitled shall be recovered on a pro rata basis from each of the Company’s stockholders, and no single stockholder of the Company shall be liable for any more than his pro rata share of $8,500,000 (with each stockholder’s pro rata share being based on the amount of Merger Consideration received by such stockholder at the Closing), except in the event of fraud or willful misrepresentation as set forth in Section 6.3(c).  The Indemnity Escrow Consideration shall serve as the first, but not the sole or exclusive recovery.  In the event that any stockholder of the Company pays a claim for indemnification by tendering to an Indemnified Party shares of Quantum Common Stock issued pursuant to this Agreement, such shares shall be valued for the purpose of discharging such stockholder’s share of such indemnification liability at the higher of (i) the Transaction Price (defined earlier as the average computed under section 1.6(c) and as adjusted for any stock splits, stock dividends and the like) or (ii) the closing price of such shares on the New York Stock Exchange on the date of such payment.

(c)

Nothing in this Section 6.3 shall be construed as limiting in any way the remedies that may be available to, or the Damages that may be recovered by, the Indemnified Parties in the event of fraud or willful misrepresentation relating to any of the representations or warranties made by the Company or any of its stockholders in this Agreement; provided, however, that no stockholder shall be liable for any such fraud or willful misrepresentation by any other stockholder (except that the Principal Stockholders shall be liable for any such fraud or willful misrepresentation by the Company).

(d)

The Company and its stockholders shall have liabilities and obligations for Damages under this Article VI only with respect to claims submitted or notice of claims provided in accordance with the terms of the Indemnity Escrow Agreement.  Notwithstanding the expiration date of the representations and warranties set forth herein, if Quantum shall have delivered written notice in accordance with the terms of the Indemnity Escrow Agreement with respect to the submission of a claim during the time period of survivability of the representations and warranties, the Company’s stockholders’ liability for Damages solely with respect to that particular claim shall continue in full force and effect until such time as such claims are fully and finally resolved in accordance with the terms hereof.

(e)

The Company’s stockholders shall not have any obligation to pay Damages to any Indemnified Party until the aggregate amount of Damages incurred or to be incurred by any Indemnified Party equals or exceeds $50,000, at which time the Company’s stockholders shall be obligated to pay the full amount of all Damages, including the first $50,000.

46.

6.4

Appointment of Indemnity Escrow Stockholder Representative. For purposes of this Agreement and the Indemnity Escrow Agreement, the Company’s stockholders, without any further action on the part of any stockholder, hereby consent to the appointment of Mark Kaleem as the representative and attorney-in-fact for and on behalf of the Company’s stockholders with respect to the Indemnity Escrow (the “Indemnity Escrow Stockholder Representative”), and to the taking by the Indemnity Escrow Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement or the Indemnity Escrow Agreement.  The rights, duties and obligations of the Indemnity Escrow Stockholder Representative are set forth in the Indemnity Escrow Agreement.

ARTICLE VII GENERAL PROVISIONS

7.1		Termination.

	(a)	This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of the Company and QSL:

(i) by mutual agreement of Quantum and the Company, which agreement to terminate has been approved by the Boards of Directors of Quantum and the Company, respectively;

(ii)  by Quantum, if there has been a breach by the Company or any of the Principal Stockholders of any representation, warranty, covenant or agreement set forth in the Transaction Agreements that would cause the condition set forth in Sections 5.2(a) or 5.2(c) not to be satisfied, and the Company or the Principal Stockholders fail to cure such breach within ten (10) business days after notice thereof is given by Quantum (except that no cure period shall be provided for a breach by the Company or the relevant Principal Stockholders which by its nature cannot be cured);

(iii)  by Quantum or the Company, if the Closing has not occurred by February 14, 2003; provided that such failure to close by such date is not the result of the failure by the terminating party (including the Principal Stockholders in the case of termination by the Company) to comply with any covenant or obligation set forth in the Transaction Agreements; or

(iv)  by Quantum or the Company, if any permanent injunction or other order of a court preventing the Merger shall have become final and nonappealable or any statute, rule, regulation or order shall have made the consummation of the Merger illegal or otherwise render Quantum, QSL or the Company unable to consummate the Merger (excluding any waiting periods), or if any Governmental Entity shall have issued a temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger or any litigation shall be pending, the ultimate resolution of which is likely in the reasonable judgment of the terminating party to (i) result in the issuance of such an order or injunction, or the imposition against the Surviving Corporation or Quantum of substantial damages if the Merger is consummated, or (ii) render Quantum, QSL or the Company unable to consummate the Merger.

47.

(b)

In the event of termination of this Agreement as provided in this Section 7.1 or a failure to meet all of the closing conditions (unless waived by the appropriate waiving party) set forth in Article V hereof by the Closing Date, this Agreement shall forthwith become null and void; provided, however, that the agreements contained or referred to in Section 4.7 and Articles VI and VII shall survive and be legally enforceable in accordance with their respective terms.  Nothing contained in this Section 7.1 or Article VI shall relieve any party from liability for any breach of this Agreement prior to such termination and, in such event, the breaching party shall remain liable.

7.2

Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the Merger by the stockholders of the Company and QSL; provided, however, that following approval of the Merger by the stockholders of the Company and QSL, no amendment shall be made which by law requires the further approval of such stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.3

Extension; Waiver. At any time prior to the Effective Time of the Merger, each of the Company and Quantum, to the extent legally allowed, (a) may extend the time for the performance of any of the obligations or other acts of the other, (b) may waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) may waive compliance with any of the agreements or conditions for the benefit of it contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

7.4

Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the same day if delivered personally, (b) three (3) business days after being mailed by registered or certified mail (return receipt requested), or (c) on the same day if sent by facsimile, confirmation received, to the parties at the following addresses and facsimile numbers (or at such other address or number for a party as shall be specified by like notice):

If to Quantum or QSL, to:

Quantum Corporation
501 Sycamore Drive
Milpitas, California 95035
Attention: General Counsel
Telephone No.:  (408) 944-4462
Facsimile:  (408) 944-6581

with a copy to:

Brobeck, Phleger & Harrison LLP
38 Technology Drive, Suite 100
Irvine, California 94618
Attn:  Patrick Arrington, Esq.
Telephone No.:  (949) 790-6300
Facsimile No.:  (949) 790-6301

If to the Company, to:

SANlight, Inc.
620 Clyde Avenue, Suite F
Mountain View, California 94043
Attention:  President
Telephone No.:  (650) 254-2580
Facsimile No.:  (650) 968-3800

with a copy to:

Terence M. Kelly, Esq.
Ritchey Fisher Whitman & Klein
1717 Embarcadero Road
Palo Alto, California 94303
Telephone No.:  (650) 857-1717
Facsimile No.:  (650) 857-1288

If to the Company’s stockholders or to the Stockholders’ Representative, to:

Mark Kaleem
50 Verbalee Lane
Hillsborough, California 94010

48.

7.5

Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such references shall be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

7.6

Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

7.7

Entire Agreement. This Agreement, the Transaction Agreements and the documents and instruments and other agreements among the parties delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder except as otherwise expressly provided herein.

7.8

No Transfer. Except for permitted transfers under Section 4.14 hereof, this Agreement and the rights and obligations set forth herein may not be transferred or assigned by operation of law or otherwise without the prior written consent of each party hereto.  This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

49.

7.9

Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

7.10

Other Remedies. Any and all remedies set forth in this Agreement and the other Transaction Agreements expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party; and the exercise of any one remedy will not preclude the exercise of any other.

7.11

Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief to compel performance of such party’s obligations and to the granting of the remedy of specific performance of its obligations hereunder.

7.12

Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement and the other Transaction Agreements.

7.13

Absence of Third-Party Beneficiary Rights. No provision of this Agreement is intended, or will be interpreted, to provide to or create for any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, employee, partner or any party hereto or any other person or entity, and all provisions hereof will be personal solely between the parties to this Agreement.

7.14

Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

7.15

Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

50.

7.16

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California without regard to any conflicts of laws rules or principles that would cause the application of the substantive laws of any other jurisdiction.

[SIGNATURE PAGES FOLLOW]
51.

             IN WITNESS WHEREOF, Quantum, QSL, the Company and the Principal Stockholders have caused this Agreement to be signed all as of the date first written above.

QUANTUM CORPORATION, a Delaware Corporation

By:	/s/ LAWRENCE M. ORECKLIN
Lawrence M. Orecklin
Its:	President of the Storage Solutions Group

QSL CORPORATION, a Delaware Corporation

By:	/s/ SHAWN HALL
Shawn Hall
Its:	Secretary

SANlight, Inc. a Delaware Corporation

By:	/s/ MARK KALEEM
Mark Kaleem
Its:	President

Principal Stockholders:

/s/ MARK KALEEM
Mark Kaleem

/s/ LLOYD ALAN POSTON
Lloyd Alan Poston

52.

List of Exhibits and Schedules

Exhibits

Exhibit A – Form of Agreement of Merger
Exhibit B – Form of Indemnity Escrow Agreement*
Exhibit C – Form of Incentive Escrow Agreement*
Exhibit D – Form of Stockholder Agreement*
Exhibit E – Form of Release Agreement*
Exhibit F – Form of Information Statement*
Exhibit G – Form of Stockholder Representation Letter*
Exhibit H – Form of Affiliates Agreement*
Exhibit I – Form of Market Stand-Off Agreement*
Exhibit J – Form of Opinion of Counsel to Company*
Exhibit K – Form of FIRPTA Certificate*
Exhibit L – Form of Section 1.897-2(h)(2) Notice to Internal Revenue Service*
Exhibit M – Form of Non-Competition Agreement*
Exhibit N – Form of Assignment Agreement*
Exhibit O – Form of Contractor Assignment Agreement*

Schedules

Schedule 2.1 – Organization, Standing and Power*
Schedule 2.2 – Capital Structure*
Schedule 2.4 – Authority*
Schedule 2.6 – Liabilities*
Schedule 2.7 – Payables; Receivables*
Schedule 2.8 – Compliance with Laws*
Schedule 2.10 – Litigation*
Schedule 2.11 – Conduct in Ordinary Course*
Schedule 2.12 – Certain Agreements*
Schedule 2.13 – Employee Plans*
Schedule 2.14 – Major Contracts*
Schedule 2.15 – Taxes*
Schedule 2.16 – Intellectual Property*
Schedule 2.17 – Employee Agreements*
Schedule 2.19 – Title to Properties*
Schedule 2.20 – Governmental Authorizations and Licenses*
Schedule 2.21 – Insurance*
Schedule 2.22 – Labor Matters*
Schedule 2.24 – Personnel*
Schedule 2.25 – Certain Business Practices *
Schedule 2.26 – Third-Party Consents*
Schedule 2.27 – Related Party Transactions*
Schedule 2.28 – Potential Customers and Suppliers*
Schedule 2.29 – Products*
Schedule 2.32 – Bank Accounts and Powers of Attorney*
Schedule 4.8 – Remaining Cash Account of the Company*
Schedule 4.13 – Affiliates*
Schedule 5.2(j) – Persons Offered Employment*
Schedule 5.2(k) – Persons Signing Non-Competition Agreement*
Schedule 5.2(o) – Persons Remaining in Employment of Company*

* In accordance with Item 601(b)(2) of Regulation S-K, this exhibit and/or schedule has been omitted from this Agreement and Plan of Merger.  The Registrant hereby agrees to furnish supplementally a copy of any such omitted exhibit and/or schedule to the Securities and Exchange Commission upon request.

EXHIBIT A

AGREEMENT OF MERGER
OF
QSL ACQUISITION CORPORATION
AND
SANLIGHT, INC.

          This Agreement of Merger is entered into as of the 14th day of February, 2003 (“Agreement of Merger”) between QSL Acquisition Corporation, a Delaware corporation (“QSL”), and SANlight, Inc., a Delaware corporation (“SANlight”), pursuant to Section 251 of the General Corporation Law of the State of Delaware.

RECITALS

          A.   QSL was incorporated in the State of Delaware on January 30, 2003, and on the date hereof has outstanding 1,000 shares of Common Stock (“QSL Common Stock”).

          B.   SANlight was incorporated in the State of Delaware on February 11, 2000, and on the date hereof has outstanding 5,835,517 shares of Common Stock and 4,687,928 shares of Series A Preferred Stock (together, the “SANlight Capital Stock”).

          C.   QSL, SANlight, Quantum Corporation, a Delaware corporation (“Quantum”) and certain stockholders of SANlight have entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.  This Agreement of Merger and the Merger Agreement are intended to be construed together to effectuate their purpose.

          D.   The Boards of Directors of QSL and SANlight deem it advisable and in the best interests of QSL and SANlight and their respective stockholders, that QSL be acquired by SANlight through a merger (“Merger”) of QSL with and into SANlight pursuant to the provisions of the General Corporation Law of the State of Delaware and upon the terms and conditions hereinafter set forth.

          E.   The Boards of Directors and stockholders of each of QSL and SANlight have approved the Merger.

AGREEMENT

          The parties hereto hereby agree as follows:

          1.   QSL shall be merged with and into SANlight, and SANlight shall be the surviving corporation from and after the effective time of the Merger and shall continue to exist under its present name pursuant to the provisions of the General Corporation Law of the State of Delaware (sometimes hereinafter referred to as the “Surviving Corporation”).

          2.   The Merger shall become effective at such time (the “Effective Time”) as this Agreement of Merger is filed with the Secretary of State of the State of Delaware.

          3.   At the Effective Time, (i) all outstanding shares of QSL shall be converted into 1,000 shares of common stock of SANlight, (ii) all shares of SANlight Capital Stock that are owned directly or indirectly by SANlight or by any entity controlled by SANlight shall be cancelled, and no securities of Quantum or other consideration shall be delivered in exchange therefor, (iii) each of the issued and outstanding shares of SANlight Common Stock (other than shares, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall become entitled to exercise dissenters’ rights in accordance with the General Corporation Law of the State of California, referred to hereinafter as “Dissenting Shares”) shall be converted automatically into and exchanged for 0.201859761554278 of a share of common stock of Quantum, and (iv) each of the issued and outstanding shares of SANlight Series A Preferred Stock (other than Dissenting Shares) shall be converted automatically into and exchanged for 0.204268095706613 of a share of common stock of Quantum.  The Quantum common stock to be issued as a result of the Merger is referred to herein as the “Quantum Common Stock.”

          4.   Any Dissenting Shares shall not be converted into Quantum Common Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the law of the State of California.  If after the Effective Time any Dissenting Shares shall lose their status as Dissenting Shares, then as of the occurrence of the event which causes the loss of such status, such shares shall be converted into Quantum Common Stock in accordance with Section 3 above.

          5.   Notwithstanding any other term or provision hereof but subject to the proviso in Section 3 above, no fractional shares of Quantum Common Stock shall be issued, but in lieu thereof each holder of SANlight Capital Stock who would otherwise, but for rounding as provided herein, be entitled to receive a fraction of a share of Quantum Common Stock shall receive from Quantum an amount of cash equal to (i) the average closing prices (as adjusted for any stock split, stock dividend and the like) of the common stock of Quantum during the thirty (30) trading day period ending two (2) trading days prior to Closing (as defined in the Merger Agreement), multiplied by the fraction of the share of Quantum Common Stock to which such holder would otherwise be entitled.  The fractional share interests of each SANlight stockholder shall be aggregated, so that no SANlight stockholder shall receive cash in an amount greater than the value of one full share of Quantum Common Stock.

          6.   At the Effective Time, the separate existence of QSL shall cease, and SANlight shall succeed, without other transfer, to all of the rights and properties of QSL and shall be subject to all the debts and liabilities thereof in the same manner as if SANlight had itself incurred them.  All rights of creditors and all liens upon the property of each corporation shall be preserved unimpaired, provided that such liens upon property of QSL shall be limited to the property affected thereby immediately prior to the Effective Time.

          7.   This Agreement of Merger is intended as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

          8.   (a)   The Certificate of Incorporation of SANlight in effect immediately prior to the Effective Time shall be amended and restated, by reason of the Merger, as set forth on Exhibit A to this Agreement of Merger, and said Certificate of Incorporation as so amended and restated shall continue to be the Certificate of Incorporation of the Surviving Corporation unless and until thereafter further amended and restated in accordance with the provisions of the General Corporation Law of the State of Delaware.

               (b)   The Bylaws of QSL in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation unless and until amended or repealed as provided by applicable law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

               (c)   The directors and officers of QSL immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, and shall hold their directorships and offices until the election and qualification of their respective successors or until their earlier death, resignation or removal.

          9.   (a)   Notwithstanding the approval of this Agreement of Merger by the stockholders of SANlight and QSL, this Agreement of Merger shall terminate forthwith in the event that the Merger Agreement shall be terminated as therein provided.

               (b)   In the event of the termination of this Agreement of Merger as provided above, this Agreement of Merger shall forthwith become void and there shall be no liability on the part of SANlight or QSL or their respective officers or directors, except as otherwise provided in the Merger Agreement.

               (c)   This Agreement of Merger may be signed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

               (d)   This Agreement of Merger may be amended by the parties hereto any time before or after approval hereof by the stockholders of SANlight and QSL, but, after such approval, no amendments shall be made which by law require the further approval of such stockholders without obtaining such approval.  This Agreement of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

               IN WITNESS WHEREOF, the parties have executed this Agreement of Merger as of the date first written above.

QSL ACQUISITION CORPORATION

By:/s/ MICHAEL LAMBERT Michael Lambert, Executive Vice President

By:/s/ SHAWN HALL Shawn Hall, Secretary

SANLIGHT, INC.

By:/s/ MARK KALEEM Mark Kaleem, President

By:/s/ MARK KALEEM Mark Kaleem, Secretary